LOAN AGREEMENT


                          Dated as of October 31, 1995


                                  by and among


                                 JAYBER, INC.,

                            P.V.M. ASSOCIATES, INC.,

                        POMPTON AVENUE ASSOCIATES, INC.,

                       CONTINENTAL NORWOOD HOLDINGS, INC.


                                      and


                        NOMURA ASSET CAPITAL CORPORATION



                               TABLE OF CONTENTS

                                                            Page

ARTICLE I

                       CERTAIN DEFINITIONS..................   2
         Section 1.1.  Definitions..........................   2

ARTICLE II

                       GENERAL TERMS........................  32
         Section 2.1.  Amount of the Loan...................  32
         Section 2.2.  Use of Proceeds......................  32
         Section 2.3.  Security for the Loan................  32
         Section 2.4.  Borrower's Notes.....................  32
         Section 2.5   Principal and Interest Payments......  33
         Section 2.6.  Voluntary Prepayment and Defeasance..  34
         Section 2.7.  Mandatory Prepayment.................  35
         Section 2.8.  Application of Payments..............  35
         Section 2.9.  Payment of Debt Service, Method and
                         Place of Payment...................  35
         Section 2.10. Taxes................................  36
         Section 2.11. Release of Collateral................  36
         Section 2.12. Central Cash Management..............  37
         Section 2.13. Security Agreement...................  45
         Section 2.14. Securitization.......................  49
         Section 2.15. Supplemental Mortgage Affidavits.....  50

ARTICLE III

                       CONDITIONS PRECEDENT.................  51
         Section 3.1.  Conditions Precedent to the Making
                         of the Loan........................  51
         Section 3.2.  Form of Loan Documents and
                         Related Matters....................  56

ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES.......  56
         Section 4.1.  Closing Date Representations
                         and Warranties.....................  56
         Section 4.2.  Survival of Representations
                         and Warranties.....................  68

ARTICLE V

                       AFFIRMATIVE COVENANTS................  69


         Section 5.1.  Borrower Covenants...................  69

ARTICLE VI


                       NEGATIVE COVENANTS...................  82
         Section 6.1.  Borrower Negative Covenants..........  82



ARTICLE VII

                       DEFAULTS.............................  85
         Section 7.1.  Event of Default.....................  85
         Section 7.2.  Remedies.............................  89
         Section 7.3.  Remedies Cumulative..................  89

ARTICLE VIII

                       MISCELLANEOUS........................  90
         Section 8.1.  Survival.............................  90
         Section 8.2.  Lender's Discretion..................  90
         Section 8.3.  Governing Law........................  90
         Section 8.4.  Modification, Waiver in Writing......  92
         Section 8.5.  Delay Not a Waiver...................  92
         Section 8.6.  Notices..............................  92
         SECTION 8.7.  TRIAL BY JURY........................  93
         Section 8.8.  Headings.............................  93
         Section 8.9.  Assignment...........................  93
         Section 8.10.  Severability........................  93
         Section 8.11.  Preferences.........................  93
         Section 8.12.  Waiver of Notice....................  94
         Section 8.13.  Remedies of Borrowers...............  94
         Section 8.14.  Exculpation as to Borrowers'
                          Shareholders......................  94
         Section 8.15.  Exhibits Incorporated...............  96
         Section 8.16.  Offsets, Counterclaims
                          and Defenses......................  96
         Section 8.17.  No Joint Venture or Partnership.....  96
         Section 8.18.  Waiver of Marshalling of
                          Assets Defense....................  96
         Section 8.19.  Waiver of Counterclaim..............  97
         Section 8.20.  Conflict; Construction
                          of Documents......................  97
         Section 8.21.  Brokers and Financial Advisors......  97
         Section 8.22.  Counterparts .......................  97
         Section 8.23.  Estoppel Certificates ..............  98
         Section 8.24.  Payment of Expenses ................  98
         Section 8.25.  Bankruptcy Waiver ..................  98
         Section 8.26.  [Intentionally Deleted].............  99
         Section 8.27.  Entire Agreement....................  99
         Section 8.28   Cross Collateralization.............  99
         Section 8.29.  Limitation of Interest..............  99
         Section 8.30   [Intentionally Deleted.............. 100
         Section 8.31.  Indemnification..................... 100
         Section 8.32.  Borrowers' Acknowledgments.......... 100
         Section 8.33.  Lender as Shareholder............... 101
         Section 8.34.  Release of Acreage at
                          Norwood Facility.................. 101


                               EXHIBITS

Exhibit A -   Assignment of Management Agreement and Agreements
              Affecting Real Estate

Exhibit B -   Assignment of Leases and Rents

Exhibit C -   Manager's Consent and Subordination of Management Agreement

Exhibit D -   Mortgage, Assignment of Rents, Security Agreement
              and Fixture Filing

Exhibit E -   Note

Exhibit F -   [Intentionally deleted]

Exhibit G -   [Intentionally deleted]

Exhibit H -   [Intentionally deleted]

Exhibit I -   Surveyor's Certification

Exhibit J -   Opinions of Counsel (2)

Exhibit K -   Allocated Loan Amounts

Exhibit L -   [Intentionally Deleted]

Exhibit M -   Secretary's Certificate

Exhibit N -   Cash Collateral Accounts

Exhibit O -   Certificate of Lender

Exhibit P -   CC Account Agreement

Exhibit Q -   Letters of Instruction

Exhibit R -   Title Instruction Letter

Exhibit S -   Zoning Letter

Exhibit T -   Disbursement Accounts


                            LOAN AGREEMENT

                      THIS LOAN AGREEMENT, made as of October 31, 1995, is by and among NOMURA ASSET CAPITAL CORPORATION, a Delaware corporation, having an address at 2 World Financial Center, Building B, New York, New York 10281-1198, Attention: Gregory Anderson, Telefax Number 212-667-1022 (together, with its successors and assigns, "Lender"), JAYBER, INC., a New Jersey corporation ("Jayber"), P.V.M. ASSOCIATES, INC., a Florida corporation ("P.V.M."), CONTINENTAL NORWOOD HOLDINGS, INC., a New Jersey corporation ("Norwood") and POMPTON AVENUE ASSOCIATES, INC., a New Jersey corporation ("Pompton"), all with an address of 910 Sylvan Avenue, Englewood Cliffs, NJ 07632, Attention:
Benjamin Geizhals, Telefax Number 201-567-8536 (each a "Borrower" and collectively, the "Borrowers").

                               RECITALS

                      WHEREAS, Borrowers desire to obtain a loan (the "Loan") from Lender in an aggregate maximum amount of up to $41,000,000 (the "Loan Amount") to finance the acquisition by the Borrowers of four nursing home facilities and to provide working capital to the Borrowers;

                      WHEREAS, Lender is willing to make the Loan on the condition that each of the Borrowers join in the execution and delivery of this Agreement which shall establish the terms and conditions of the Loan;

                      WHEREAS, Norwood has leased its Facility (the "Norwood Facility") to the Operator pursuant to the Master Lease and the Operator has, in such Master Lease, pledged to such Borrower a security interest in all of such Operator's Collateral (as defined in the Master Lease) as security for payment of such Operator's obligations to Norwood under such Master Lease;

                      WHEREAS, the obligations of each Borrower shall hereunder shall be "cross-defaulted" and "cross-collateralized" with the obligations of all other Borrowers hereunder;

                      WHEREAS, Lender and Borrowers contemplate that Lender's interest in the Loan and to the Loan Documents may be assigned, in whole or in part, by Lender to another person, including without limitation to a trustee on behalf of security holders in connection with a Securitization.


                      NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereby covenant, agree, represent and warrant as follows:


                               ARTICLE I

                          CERTAIN DEFINITIONS


                      Section 1.1. Definitions. For all purposes of this Agreement:

                      (a) the capitalized terms defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular;

                      (b)  all accounting terms have the meanings
assigned to them in accordance with GAAP;

                      (c) the words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; and

                      (d)  the following terms have the following
meanings:

                      "Account Collateral" has the meaning set forth in
Section 2.13(a).

                      "Accounts" means, with respect to each Borrower, to the extent such Borrower has any rights, title or interests in or to any of the following, such Borrower's rights or the rights of the Operator, if any, of such Borrower's Facility to payment for goods sold or leased or for services rendered arising from the ownership or operation of such Borrower's Facility and not evidenced by an Instrument, including, without limitation, all accounts and accounts receivable arising from the ownership or operation of such Facility, now existing or hereinafter coming into existence, and all proceeds thereof (whether cash or non-cash, movable or immovable, tangible or intangible), received from the sale, exchange, transfer, collection or other disposition or substitution. In addition to the foregoing, the term "Accounts" shall include the meaning as such term has in Section 9-106 of the UCC.

                      "Adjusted Net Operating Income" means for any period (and calculated either for a Facility or the Facilities) the Net Operating Income for such period reduced by (to the extent that the following are not already included in Operating Expenses) (i) an annual allowance for Capital Improvement Costs in an amount equal to the Capital Reserve Amount, pro rated for the applicable period, and (ii) annual management fees pro rated for the applicable period equal to the greater of (x) actual management fees paid pursuant to the relevant Management Agreements and (y) five percent (5%) of Gross Revenue, and
(iii) for the applicable period an amount necessary to reflect operating revenues at a five percent (5%) vacancy factor if the actual vacancy factor is less than five percent (5%). Notwithstanding the foregoing part of this definition of "Adjusted Net Operating Income" to the contrary, if the period for which Adjusted Net Operating Income is being calculated includes periods prior to the Closing Date, Adjusted Net Operating Income for such Facility shall be calculated for such period based on the applicable pro rata portion of Base NOI.


                      "Advisor" means Nomura Securities International,
Inc.

                      "Affiliate" of any specified Person means any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this Agreement, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms "controls", "controlling" and "controlled" have the meanings correlative to the foregoing.

                      "Agreement" means this Loan Agreement, as the same may from time to time hereafter be modified, supplemented or amended.

                      "Allocated Loan Amount" means the portion of the Loan Amount allocated to each Facility, as set forth on Exhibit K attached hereto as such amounts shall be adjusted from time to time as hereinafter set forth. Upon a prepayment with respect to the King David Center Facility, in accordance with Section 2.6(b), the Allocated Loan Amount for that Facility shall be reduced to zero. Upon each adjustment of Principal Indebtedness due to either (i) a regular monthly payment of principal pursuant to Section 2.5 or (ii) a prepayment of principal pursuant to Section 2.7(a), each Allocated Loan Amount shall be decreased by an amount equal to the product of (i) the amount of such principal payment and (ii) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the total of all Allocated Loan Amounts (prior to the adjustment in question). Notwithstanding the foregoing sentence to the contrary, when the Principal Indebtedness is reduced as a result of Lender's receipt of Net Proceeds or Loss Proceeds, with respect to a Taking or casualty affecting one hundred percent (100%) of a Facility, the Allocated Loan Amount for such Facility with respect to which the Net Proceeds or Loss Proceeds were received shall be reduced to zero (such Allocated Loan Amount prior to reduction being referred to as the "Withdrawn Allocated Amount"), and each other Allocated Loan Amount shall, if the Withdrawn Allocated Amount exceeds the Net Proceeds or Loss Proceeds, (such excess being referred to as the "Proceeds Deficiency"), be increased by an amount equal to the product of (1) the Proceeds Deficiency and (2) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the aggregate of all of the Allocated Loan Amounts other than the Withdrawn Allocated Amount.

                      "Appraisals" means the appraisals, if any, with respect to a Facility delivered to Lender in connection with the Loan and any more recent appraisal of any Facility delivered to Lender, each made by an Appraiser at the request of a Borrower or Lender, as any of the same may be updated by recertification from time to time by the Appraiser performing such Appraisal.

                      "Appraiser" means any Independent appraiser selected by a Borrower (and satisfactory to Lender) who is a member of the Appraisal Institute with a national practice and who has at least ten years experience with real estate of the same type and in the geographic area of the Facility to be appraised.

                      "Assignment of Agreements" means, with respect to each Facility, a first priority Assignment of Management Agreement and Agreements Affecting Real Estate, in the form attached hereto as Exhibit A, (conformed to local lending practices in the jurisdiction in which the relevant Facility is located including, without limitation, additional remedies available to lenders in such jurisdiction), dated as of the Closing Date from the relevant Borrower, as assignor, to Lender, as assignee, assigning to Lender (to the extent set forth in the Assignment of Agreements) such Borrower's interest in and to all contracts between such Borrower and third parties in connection with the management and operation of such Facility, including without limitation, the Management Agreement, any other agreements with design professionals, all agreements, allocations, and rights with all utility services serving such Facility and all development agreements and Permits, as the same may thereafter from time to time be supplemented, amended or extended by one or more written agreements supplemental thereto, and "Assignments of Agreements" means all such instruments collectively.

                      "Assignment of Leases" means, with respect to each Facility, a first priority Assignment of Leases and Rents, in the form attached hereto as Exhibit B, (conformed to local lending practices in the jurisdiction in which the relevant Facility is located including, without limitation, additional remedies available to lenders in such jurisdiction), dated as of the Closing Date from the relevant Borrower, as assignor, to Lender, as assignee, assigning to Lender such Borrower's interest in and to the Leases and the Rents with respect to such Facility as security for the Loan, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto, and "Assignments of Leases" means all such instruments collectively.

                      "Bank" means Boatmen's First National Bank of Kansas City, 10th & Baltimore, Kansas City, Missouri 64183, or any successor bank hereafter selected by Lender in accordance with the terms hereof.

                      "Base NOI" means $2,023,000 for the Cedar Grove Facility, $1,133,000 for the Northfield Manor Facility, $485,000 for the King David Center Facility and $2,574,000 for the Norwood Facility.

                      "Basic Carrying Costs" means, with respect to each Facility, the following costs: (i) real property taxes, assessments and Impositions applicable to such Facility, and (ii) insurance premiums for policies of insurance required or permitted to be maintained by a Borrower pursuant to this Agreement or the other Loan Documents.

                      "Basic Carrying Costs Monthly Installment" means, with respect to each Facility, Lender's good faith estimate of one-twelfth (1/12th) of the annual amount of the relevant Basic Carrying

Costs. Should the relevant Basic Carrying Costs for the then current Fiscal Year or payment period not be ascertainable by Lender at the time a monthly deposit is required to be made, the relevant Basic Carrying Costs Monthly Installment shall be Lender's good faith estimate based on one-twelfth (1/12th) of the relevant aggregate Basic Carrying Costs for the prior Fiscal Year or payment period, with reasonable adjustments as determined by Lender. As soon as the relevant Basic Carrying Costs are fixed for the then current Fiscal Year or period, the next ensuing relevant Basic Carrying Costs Monthly Installment shall be adjusted to reflect any deficiency or surplus in prior relevant Basic Carrying Costs Monthly Installments.

                      "Basic Carrying Costs Sub-Account" means the
Sub-Account of the relevant Cash Collateral Account established and maintained pursuant to Section 2.12 relating to the payment of the relevant Basic Carrying Costs.

                      "Borrower" and "Borrowers" have the meanings provided in the first paragraph of this Agreement.

                      "Borrower's Broker" has the meaning set forth in
Section 8.21.

                      "Borrower's Certificate" means the certificate in the form attached hereto as Exhibit F of Borrower dated as of the Closing Date.

                      "Business Day" means any day other than (i) a Saturday or a Sunday, and (ii) a day on which federally insured depository institutions in Missouri or New York or any State in which the Collection Accounts, the Cash Collateral Accounts or the
Sub-Accounts are located are authorized or obligated by law, regulation, governmental decree or executive order to be closed.

                      "Capital Improvement Costs" means costs incurred by a Borrower in connection with capital improvements to the relevant Facility.

                      "Capital Reserve Amount" means, with respect to each Facility, an amount equal to the greater of (x) $250 per bed or unit (as applicable) of such Facility per annum and (y) the amount identified in the relevant Engineering Report(s) as the annual amount needed to be reserved for ongoing capital expenditures.

                      "Capital Reserve Monthly Installment" means, with respect to a Facility, an amount equal to one-twelfth (1/12th) of the Capital Reserve Amount.

                      "Capital Reserve Sub-Account" means the
Sub-Account of the relevant Cash Collateral Account established and maintained pursuant to Section 2.12 relating to the payment of the relevant Capital Improvement Costs.

                      "Cash Collateral Account" has the meaning provided

in Section 2.12(b).

                      "CC Account Agreement" has the meaning provided in
Section 2.13(c).

                      "Cedar Grove Facility" means the Facility owned by Pompton.

                      "Closing Date" means the date of this Agreement.

                      "Code" means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

                      "Collateral" means, collectively, the Land,
Improvements, Equipment, Rents, Leases, Accounts, Account Collateral, General Intangibles, Instruments, Inventory and Money, and (to the full extent assignable) Permits and all proceeds of the foregoing, all whether now owned or hereafter acquired and all other property which is or hereafter may become subject to a Lien in favor of Lender as security for the Loan.

                      "Collateral Security Instrument" means any right, document or instrument, other than a Mortgage, given as security for the Loan, including, without limitation, the Assignments of Leases, the Assignments of Agreements and the Manager's Subordinations, as same may thereafter from time to time be supplemented, amended, extended or modified.

                      "Collection Account" has the meaning provided in
Section 2.12(a).

                      "Collection Account Bank" means, with respect to a Facility, the applicable bank for such Facility and any successor bank hereafter selected by Borrower and approved by Lender. Each Collection Account Bank (i) shall be a financial institution within reasonable proximity of such Facility with respect to which it will hold accounts and (ii) shall meet the rating requirements set forth in clause (i) of the definition of "Eligible Account".

                      "Commitment Letters" means collectively the letter from Lender to Norwood dated October 13, 1995 and the letter from Lender to TNS Nursing Homes, Inc., dated October 20, 1995, which letters were accepted by Borrowers in writing.

                      "CON" has the meaning set forth in Section
4.1(b)(AG)(ii).

                      "Condemnation Proceeds" has the meaning provided in Section 2.12(h).

                      "Contingent Obligation" means any obligation of any Borrower guaranteeing any indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of any Borrower, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation (including any master lease) or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, except the Loan and indemnities required by Title Insurer in connection with the issuance of the Title Insurance Policies. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (taking into account the non-recourse or limited recourse nature of such Contingent Obligation, if applicable) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming that the relevant Borrower is required to perform thereunder) as determined by Lender in good faith (taking into account the non-recourse or limited recourse nature of such Contingent Obligation, if applicable).

                      "Current Interest Accrual Period" has the meaning provided in Section 2.12(g).

                      "Current Rate" means, with respect to each principal payment, the Ten-Year Treasury Rate as of such date of payment.

                      "Debt Service" means, for any period (and calculated either for a Facility or all Facilities) the principal, interest payments, Default Rate interest, Late Charges, Yield
Maintenance Premium and Hedge Loss, if any, that would accrue or be due and payable in accordance with the Loan Documents during such period.

                      "Debt Service Payment Sub-Account" means the
Sub-Account of the relevant Cash Collateral Account established and maintained pursuant to Section 2.12 relating to the payment of the relevant Debt Service.

                      "Deed of Trust Trustee" means each of the trustees, if any, under the Mortgages.

                      "Default" means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

                      "Default Collateral" has the meaning provided in
Section 8.14.

                      "Default Rate" means the per annum interest rate

equal to the lesser of (i) the Maximum Amount or (ii) the greater of (x) the Interest Rate plus five percent (5%) or (y) the Prime Rate of Interest (as of the date that Lender is first entitled to collect the applicable Default Rate interest hereunder) plus five percent (5%).

                      "DOH" has the meaning set forth in Section
4.1(b)(AG)(i).

                      "Eligible Account" means (i) an account maintained with a federal or state chartered depository institution or trust company, whose (x) commercial paper, short-term debt obligations or other short-term deposits are rated at least A-1 by each Rating Agency, if the deposits in such account are to be held in such account for thirty (30) days or less or (y) long-term unsecured debt obligations are rated by each Rating Agency as at least AA-, if the deposits are to be held in such account for more than thirty (30) days, (ii) a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which institution or trust company is subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. Section 9.10(b) or (iii) prior to Securitization, an account maintained at the Bank.

                      "Engineer" means any reputable Independent engineer, properly licensed in the relevant jurisdiction and approved by Lender, in Lender's discretion.

                      "Engineering Reports" means the structural engineering reports with respect to each Facility prepared by an Engineer and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender.

                      "Environmental Claim" means any written request for information by a Governmental Authority, or any written notice, notification, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any Person or Governmental Authority requiring, alleging or asserting liability with respect to any Borrower, or any Facility, whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remedial or cleanup costs, damages to natural resources, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, Use, Release or threatened Release into the environment of any Hazardous Substance originating at or from, or otherwise affecting, a Facility, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law by any Borrower or otherwise affecting a Facility or (iii) any alleged injury or threat of injury to health, safety or the environment by any Borrower or otherwise affecting a Facility.

                      "Environmental Laws" means any and all applicable federal, state and local laws, rules, regulations or municipal ordinances, each as amended from time to time, any judicial or administrative orders, decrees, settlement agreements or judgments thereunder, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as in effect as of the relevant date, relating to the environment, health or safety, or the Release or threatened Release of Hazardous Substances into the indoor or outdoor environment including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata or otherwise relating to the presence or Use of Hazardous Substances.

                      "Environmental Reports" means, with respect to each Facility, the environmental audit reports delivered to Lender in connection with the Loan for a Facility and any amendments or supplements thereto delivered to Lender.

                      "Equipment" means, with respect to each Borrower, to the extent such Borrower has any rights, title or interests in or to any of the following, all fixtures, appliances, machinery, furniture, furnishings, decorations, tools and supplies, now owned or hereafter acquired, including but not limited to, all beds, linen, radios, televisions, carpeting, telephones, cash registers, computers, lamps, glassware, restaurant and kitchen equipment, all medical, dental, rehabilitation, therapeutic and paramedic equipment and supplies, any building equipment, including but not limited to, all heating, lighting, incinerating, waste removal and power equipment, engines, pipes, tanks, motors, conduits, switchboards, security and alarm systems, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigeration, ventilating, and communications apparatus, air cooling and air conditioning apparatus, escalators, elevators, ducts, and compressors, materials and supplies, and all other machinery, apparatus, equipment, fixtures and fittings now owned or hereafter acquired by such Borrower, or by the Operator, if any, of such Borrower's Facility, any portion thereof or any appurtenances thereto, together with all additions, replacements, parts, fittings, accessions, attachments, accessories, modifications and alterations of any of the foregoing, to the extent relating to such Borrower's Facility, provided, however, that, with respect to any items which are leased and not owned by a Borrower, the Equipment shall include the leasehold interest only of such Borrower, together with any options to purchase any of said items and any additional or greater rights with respect to such items which such Borrower may hereafter acquire. In addition to the foregoing, the term "Equipment" shall include the meaning such term has in the UCC.

                      "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

                      "ERISA Affiliate" means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Borrower is a member, and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code,

described in Section 414(m) or (o) of the Code of which any Borrower is a member.

                      "Event of Default" has the meaning set forth in
Section 7.1.

                      "Facility" means, with respect to each Borrower, such Borrower's Collateral and the Collateral relating to such Borrower unless released pursuant to the terms of this Agreement and "Facilities" means every Facility.

                      "Fifteen-Year Treasury Rate" means the yield, calculated by linear interpolation (rounded to three decimal places) of the yields of United States Treasury Constant Maturities with terms (one longer and one shorter) most nearly approximating that of noncallable United States Treasury obligations having maturities as close as possible to 15 years from the Closing Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or other recognized source of financial market information selected by Lender.

                      "Fiscal Year" means the 12-month period ending on December 31 of each year or such other fiscal year of a Borrower as a Borrower may select from time to time with the prior consent of Lender (which consent shall not be unreasonably withheld); provided, however, that all Borrowers shall always have the same Fiscal Year.

                      "GAAP" means generally accepted accounting principles consistently applied in the United States of America as of the date of the applicable financial report.

                      "General Intangibles" means, with respect to each Borrower, to the extent such Borrower has any rights, title, or interests in or to any of the following, all intangible personal property of such Borrower or of the Operator, if any, of such Borrower's Facility arising out of or directly relating to such Borrower's Facility (other than Accounts, Rents, Instruments, Inventory, Money and Permits), including, without limitation, things in action, settlements, judgments, contract rights, rights to performance (including, without limitation, rights under warranties) refunds of real estate taxes and assessments and other rights to payment of Money, copyrights, trademarks and patents now existing or hereinafter in existence. In addition to the foregoing, the term "General Intangibles" shall include the meaning as such term has in Section 9-106 of the UCC.

                      "Governmental Authority" means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                      "Gross Revenue" means, with respect to a Facility, the total dollar amount of all income and receipts whatsoever received by Operator, if any, and, without duplication, the relevant Borrower in the ordinary course of its business with respect to such Borrower's Facility, including, without limitation, all Rents (but excluding security deposits) and Money.

                      "Hazardous Substance" means, collectively, (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), lead in drinking water, and lead-based paint, the presence, generation, use, transportation, storage or disposal of or exposure to which (x) is regulated or could lead to liability under any Environmental Law or (y) is subject to notice or reporting requirements under any Environmental Law, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants" or words of similar import under any Environmental Law and (iii) any other chemical or any other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

                      "Hedge Loss" means the product of (i) the amount of the relevant Principal Indebtedness being paid by P.V.M. multiplied by (ii) the Modified Duration (determined as of the date of such principal payment) multiplied by (iii) the Rate Difference (determined as of the date of such principal payment).

                      "Impositions" means all taxes (including, without limitation, all real estate, ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction privilege, privilege, license or similar taxes), assessments (including, without limitation, to the extent not discharged prior to the Closing Date, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Related Mortgage), ground rents, water, sewer or other rents and charges, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of a Facility or in respect of Operator, if any, (including all interest and penalties thereon), which at any time prior to, during or in respect of the term hereof may be assessed or imposed on or in respect of or be a lien upon (i) a Borrower (including, without limitation, all income, franchise, single business or other taxes imposed on such Borrower for the privilege of doing business in the jurisdiction in which such Facility, or any other Collateral, is located), an Operator, if any, or Lender, (ii) a Facility, or any other Collateral or any part thereof, or
(iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with such Facility or the leasing or use of such Facility or any part thereof, or the acquisition or financing of the acquisition of such Facility by such Borrower. Nothing contained in this Agreement shall be construed to require any Borrower to pay any tax, assessment, levy or charge imposed on Lender, in the nature of a franchise, capital levy, estate, inheritance, succession, income or net revenue tax.

                      "Improvements" means, with respect to each Facility, all buildings, structures and improvements of every nature whatsoever situated on the Land on the Closing Date or thereafter, including, but not limited to, to the extent of any Borrower's right, title or interest therein, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, antennas, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be attached to the Land or said buildings, structures or improvements.

                      "Indebtedness" means the Principal Indebtedness, together with all accrued and unpaid interest thereon and all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Notes or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Notes or any of the other Loan Documents.

                      "Independent" means, when used with respect to any Person, a Person who (i) does not have any direct financial interest or any material indirect financial interest in any Borrower or any Operator or in any Affiliate of any Borrower or of any Operator, and (ii) is not connected with any Borrower or any Operator or any Affiliate of any Borrower or any Operator as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director or person performing similar functions.

                      "Independent Director" means a duly appointed member of the board of directors of the relevant entity who shall not have been, at the time of such appointment or at any time in the preceding five (5) years, (a) a direct or indirect legal or beneficial owner in such entity or any of its affiliates, (b) a creditor, supplier, employee, officer, director, manager or contractor of such entity or any of its affiliates, or (c) a person who controls such entity or its affiliates.

                      "Initial Basic Carrying Costs Amount" means
$48,006.00 for the Northfield Manor Facility, $11,500.00 for the Cedar Grove Manor Facility, $67,638.00 for the King David Center Facility, and $87,856.00 for the Norwood Facility.

                      "Initial Capital Reserve Amount" means $69,500 for the Northfield Manor Facility, $500 for the Cedar Grove Manor Facility, $1500 for the King David Center Facility and $625 for the Norwood
Facility.

                      "Instruments" means, with respect to each Borrower, to the extent such Borrower has any rights, title, or interests in or to any of the following, all instruments, chattel paper, documents or other writing obtained by such Borrower or by the Operator, if any, of such Borrower's Facility from or in connection with the operation of such Borrower's Facility evidencing a right to the payment of Money, including, without limitation, all notes, drafts, acceptances, documents of title, and policies and certificates of insurance, including but not limited to, liability, hazard, rental and credit insurance, guarantees and securities, now or hereafter received by such Borrower or by the Operator, if any, of such Borrower's Facility or in which such Borrower or Operator, if any, has or acquires an interest pertaining to the foregoing. In addition to the foregoing, "Instruments" shall include the meaning such term has in Section 9-105 of the UCC.

                      "Insurance Proceeds" has the meaning provided in
Section 2.12(h).

                      "Insurance Requirements" means all material terms of any insurance policy required pursuant to the Loan Documents and all material regulations and then current standards applicable to or affecting the applicable Facility or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over such Facility, or such other body exercising similar functions.

                      "Interest Accrual Period" means each period of time running from and including the eleventh day of a calendar month to and including the tenth day of the following calendar month during the term of the Loan, provided, however, that the first Interest Accrual Period for the Loan shall be from and including the Closing Date to but not including the first Payment Date. Interest for the first Interest Accrual Period shall be paid on the Closing Date.

                      "Interest Rate" means 9.86% per annum.

                      "Inventory" means, with respect to each Borrower, to the extent such Borrower has any rights, title or interest in or to any of the following, all goods now owned or hereinafter acquired by such Borrower or the Operator, if any, of such Borrower's Facility intended for sale or lease, or to be furnished under contracts of service by such Borrower or the Operator, if any, in connection with such Borrower's Facility, including without limitation, all inventories of food and beverages held by such Borrower or Operator, if any, for sale or use at or from such Borrower's Facility, and all other such goods, wares, merchandise, and materials and supplies of every nature held by such Borrower or Operator, if any, for sale to or for consumption by guests of such Facility and others, and all such other goods returned to or repossessed by such Borrower or Operator, if any. In addition to the foregoing, the term "Inventory" shall include the meaning as such term has in Section 9-109 of the UCC.

                      "Issuer" means any issuer of securities issued in connection with a Securitization.

                      "King David Facility" means the Facility owned by PVM.

                      "Land" has the meaning provided in the Mortgages.


                      "Late Charge" means the lesser of (i) five percent (5%) of any unpaid amount and (ii) the maximum late charge permitted to be charged under applicable laws of the State of New York.

                      "Leases" means, with respect to each Borrower, all leases (including, without limitation, any Master Lease) and other agreements or arrangements affecting the use or occupancy of all or any portion of such Borrower's Facility now in effect or hereafter entered into (including, without limitation, all patient admissions and resident care agreements, lettings, subleases, licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of such Borrower's Facility), together with any guarantees, supplements, amendments, modifications, extensions and renewals of the same, and all additional remainders, reversions, and other rights and estates appurtenant thereto.

                      "Legal Requirements" means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting either an applicable Facility or any part thereof or the ownership, construction, use, alteration or operation thereof, or any part thereof, enacted and in force as of the relevant date, and all Permits and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower, at any time in force affecting such Facility or any part thereof, including, without limitation, any which (i) may require repairs, modifications, or alterations in or to such Facility or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

                      "Lender" has the meaning provided in the first paragraph of this Agreement.

                      "Lender's Brokers" has the meaning set forth in
Section 8.21.

                      "Letters of Instructions" has the meaning set forth in Section 2.12(b).

                      "Licenses" has the meaning provided in Section 4.1(d)(AG)(ii).

                      "Lien" means any mortgage, deed of trust, lien (statutory or other), pledge, easement, restrictive covenant, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting a Facility or any portion thereof or any Collateral or any Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the UCC or comparable law of any other jurisdiction, domestic or foreign, and mechanic's, materialmen's and other similar liens and encumbrances.


                      "Loan" has the meaning provided in the Recitals hereto.

                      "Loan Amount" has the meaning provided in the Recitals hereto.

                      "Loan Documents" means this Agreement, the Notes, the Mortgages, the Assignments of Leases, the Assignments of Agreements, the Manager's Subordinations, the Commitment Letters, the Cash Collateral Account Agreements, and all other agreements, instruments, certificates and documents delivered by or on behalf of any Borrower or any Affiliate to evidence or secure the Loan or otherwise in satisfaction of the requirements of this Agreement, the Mortgages or the other documents listed above.

                      "Locked Rate" means, as of the Closing Date, the Fifteen-Year Treasury Rate.

                      "Loss Proceeds" has the meaning provided in
Section 2.12(h).

                      "Management Agreement" means, with respect to a Facility, the Management Agreement entered into between a Manager and the relevant Borrower pertaining to the management of such Facility in the form attached to the form of Manager's Subordination which is attached hereto as Exhibit C or such other form as may be approved by Lender in Lender's discretion, and "Management Agreements" means all such agreements collectively.

                      "Manager" means TNS Nursing Homes, Inc., a
Delaware corporation, or any successor or assignee, as manager of a Facility or all of the Facilities, as the case may be, which successor or assignee shall be acceptable to Lender in Lender's discretion.

                      "Manager's Subordination" means, with respect to a Facility, the Manager's Consent and Subordination of Management Agreement in the form attached hereto as Exhibit C, (conformed to local lending practices in the jurisdiction in which the relevant Facility is located including, without limitation, additional remedies available to lenders in such jurisdiction), dated as of the Closing Date, executed by a Manager, the relevant Borrower and Lender, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto, and "Manager's Subordinations" means all such agreements collectively provided, however, that in the event that the Management Agreement deviates from the form attached hereto as Exhibit C, and Lender approves such deviation, Lender shall have the right to modify the form of Manager's Subordination to the extent reasonably necessary to reflect such deviations.

                      "Master Lease" means, with respect to the Norwood Facility, that certain Lease between Norwood and the Operator, if any, for the lease of all or a part of such Facility, together with any guarantees, supplements, amendments, modifications, extensions, and renewals of the same, and all additional remainders, reversions, and other rights and estates appurtenant thereto, and "Master Leases" means all such leases collectively.

                      "Material Adverse Effect" means a material adverse effect upon (i) the business or the financial position or results of operation of any Borrower, (ii) the ability of any Borrower to perform, or of Lender to enforce, any of the Loan Documents, (iii) the value of
(x) the Collateral taken as a whole or (y) any Facility or (iv) the ability of the Operator, if any, to perform Operator's obligations under the relevant Master Lease.

                      "Material Lease" has the meaning provided in
Section 3.1(a)(U).

                      "Maturity Date" means November 11, 2010 or such earlier date resulting from acceleration of the Indebtedness by Lender.

                      "Maximum Amount" means the maximum rate of interest designated by applicable laws of the State of New York.

                      "Modified Duration" means the modified duration (calculated to six decimal places) for a Ten-Year Treasury Rate.

                      "Money" means, with respect to each Borrower, to the extent such Borrower has any rights, title, or interests in or to any of the following, all moneys, cash, rights to deposit or savings accounts, credit card receipts or other items of legal tender obtained from or for use in connection with the ownership or operation of such Borrower's Facility.

                      "Mortgage" means, with respect to a Facility, a first priority Mortgage, Assignment of Rents, Security Agreement and Fixture Filing, a first priority Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing or such other comparable document which is customarily used by prudent lenders in the jurisdiction in which the relevant Collateral is located, in the form attached hereto as Exhibit D (conformed to local lending practices in the jurisdiction in which the relevant Facility is located including, without limitation additional remedies available to lenders in such jurisdiction) dated as of the Closing Date, granted by a Borrower to Lender (or, in the case of a Deed of Trust, to Deed of Trust Trustee for the benefit of Lender) with respect to such Facility as security for the Loan, as same may thereafter from time to time be supplemented, amended, modified or extended by one or more written agreements supplemental thereto, but shall exclude any such instrument released by Lender pursuant to Section 2.11, and "Mortgages" means all such instruments collectively.

                      "Mortgaged Property" means, at any time, the Facility encumbered by the Related Mortgage and "Mortgaged Properties" means, at any time, the Facilities encumbered by the Mortgages.

                      "Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by any Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

                      "Net Operating Income" means for any period (and calculated either for a Facility or for all Facilities) the excess, if any, of Operating Income for such period over Operating Expenses for such period.

                      "Net Proceeds" means the sum of any amounts which Lender elects to apply toward reduction of Principal Indebtedness after the occurrence and continuance of an Event of Default pursuant to
Section 2.8 plus (to the extent not already included in the foregoing)
(i) either (x) the purchase price (at foreclosure or otherwise) actually received by Lender from a third party purchaser with respect to one or more Facilities as a result of the exercise by Lender of its rights, powers, privileges and other remedies after the occurrence of an Event of Default or (y) in the event that Lender is the purchaser at foreclosure of one or more of such Facilities, the fair market value of such Facilities, as determined by Lender in good faith, or, at a Borrower's request and expense, an Appraiser, in either case less (ii) all costs and expenses, including, without limitation, all attorneys' fees and disbursements and any closing costs, brokerage fees, sheriff's or marshall's commissions or the like, if applicable, incurred by Lender in connection with the exercise of such remedies; provided, however, that such costs and expenses shall not be deducted to the extent such amounts previously have been added to the Indebtedness in accordance with the terms of the Mortgages or applicable law.

                      "Northfield Manor Facility" means the Facility owned by Jayber.

                      "Norwood Facility" means the Facility owned by Norwood.

                      "Note" means and refers to, with respect to each Borrower, the promissory note, in the form attached hereto as Exhibit E, dated the Closing Date, made by a Borrower to Lender pursuant to this Agreement as such note may be modified, amended, supplemented, extended or consolidated in writing, and any note(s) issued in exchange therefor or in replacement thereof, and "Notes" means all such promissory notes and instruments collectively.

                      "Officer's Certificate" means a certificate by a Borrower which is signed by an authorized general partner, officer or managing member of such Borrower.

                      "Operating Expenses" means, for any period, for any Borrower, all expenditures by such Borrower as and to the extent required to be expensed under GAAP during such period in connection with the ownership, operation, maintenance, repair or leasing of the Facilities (or of a Facility), and all expenditures of Operator, if any, to the extent required to be expensed under GAAP during such period in connection with such Operator's activities as tenant and operator of the Norwood Facility, including, without limitation:


                             (i)    expenses in connection with cleaning,
                      repair and maintenance;

                             (ii) wages, benefits, payroll taxes, uniforms,
                      insurance costs and all other related expenses for employees of such Borrower or any Affiliate engaged in repair, operation, maintenance or service to patrons;

                             (iii)  any management fees and expenses;

                             (iv) the cost of all electricity, oil, gas, water,
                      steam, heat, ventilation, air conditioning and any other energy, utility or similar item and overtime services;

                             (v)    the cost of cleaning supplies;

                             (vi) Impositions (but excluding income taxes of
                      such Borrower or Operator, if any, or any partner, member or shareholder thereof);

                             (vii) business interruption, liability, casualty
                      and fidelity insurance premiums (the cost of which, in the case of any policies covering more than one Facility, shall be allocated among the Facilities pro rata in proportion to the insured value of the Facilities covered by such policies);

                             (viii) legal, accounting and other professional fees and expenses including, without limitation, collection costs and expenses;

                             (ix)  costs and expenses of security and
                      security systems;

                             (x)    trash removal and exterminating
                      costs and expenses;

                             (xi)   advertising and marketing costs;

                             (xii) costs of environmental audits and monitoring,
                      environmental investigation, remediation or other response actions or any other expenses incurred with respect to compliance with Environmental Laws; and

                             (xiii) all other ongoing expenses which in
                      accordance with GAAP are required to be or are included in such Borrower's and Operator's, if any, annual financial statements as operating expenses of the Facilities (or of a Facility).

Notwithstanding the foregoing, Operating Expenses shall not include (w) any Capital Improvement Costs, (x) depreciation, amortization and other non-cash charges, (y) any extraordinary items not normally considered an operating expense in accordance with GAAP or (z) Debt Service and Operator Debt Service, if any. Operating Expenses shall be calculated in accordance with GAAP.

                      "Operating Income" means, for any period, for any Borrower, all regular ongoing income during such period of the Operator, if any, together with all regular ongoing income of such Borrower from any source other than such Operator, if any, arising from the ownership or during such period from the operation of the Facilities (or of a Facility), including, without limitation:

                             (i)    all amounts payable as Rents and all
                      other amounts under Leases or other agreements relating to the Facilities (or a Facility);

                             (ii)   business interruption proceeds; and

                             (iii) all other amounts which in accordance with
                      GAAP are required to be or are included in such Borrower's or such Operator's, if any, annual financial statements as operating income, except that, in the case of such Borrower, such other amounts shall only be included if from any source other than such Operator, if any, of the Facilities (or of a Facility).

Notwithstanding the foregoing, Operating Income shall not include (v) any Condemnation Proceeds or Insurance Proceeds, (w) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any portion of one or more Facilities, (x) any Rent attributable to a Lease prior to the date on which the actual payment of Rent is required to be made thereunder, or (y) security deposits received from tenants until forfeited. Operating Income shall be calculated in accordance with GAAP.

                      "Operator" means Senior Care Foundation, Inc., a non-profit New Jersey corporation, or any successor or assignee, as operator of the Norwood Facility, which successor or assignee shall be acceptable to Lender in Lender's discretion.

                      "Operator Debt Service" means, for any period (and calculated either for a Facility or all Facilities), any principal or interest payments that would accrue or be due and payable by Operator during such period under any loan.

                      "Other Borrowings" means, with respect to a Borrower, without duplication (but not including the Indebtedness or any Transaction Costs payable in connection with the Transactions) (i) all indebtedness of such Borrower for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness of such Borrower evidenced by a note, bond, debenture or similar instrument,
(iii) the face amount of all letters of credit issued for the account of such Borrower and, without duplication, all unreimbursed amounts drawn thereunder, (iv) all indebtedness of such Borrower secured by a Lien on any property owned by such Borrower whether or not such indebtedness has been assumed, (v) all Contingent Obligations of such Borrower, and (vi) all payment obligations of such Borrower under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements.

                      "Payment Date" has the meaning provided in Section
2.5.

                      "PBGC" means the Pension Benefit Guaranty
Corporation established under ERISA, or any successor thereto.

                      "PCBs" has the meaning provided in the definition of "Hazardous Substance."

                      "Permits" means, with respect to a Facility, all licenses, registrations, permits, allocations, filings, authorizations, approvals and certificates used in connection with the ownership, operation, construction, renovation, use or occupancy of such Facility, including, without limitation, building permits, business licenses, state health department licenses, food service licenses, liquor licenses, licenses to conduct business, and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, renovation use or occupancy of such Facility.

                      "Permitted Encumbrances" means, with respect to a Facility, collectively, (i) the Lien created by the Related Mortgage or the other Loan Documents of record, (ii) all Liens and other matters disclosed in the applicable Title Insurance Policies concerning such Facility or any part thereof which have been approved by Lender in Lender's discretion, (iii) Liens, if any, for Impositions imposed by any Governmental Authority not yet due or delinquent or being contested in good faith and by appropriate proceedings in accordance with the Related Mortgage, (iv) subject to Section 2.06(b) of the Related Mortgage, any mechanics' and materialmen's Liens deleted from the exceptions to, or affirmatively insured against collection with respect to, the Facility under the applicable Title Insurance Policies, and (v) without limiting the foregoing, any and all governmental, public utility and private restrictions, covenants, reservations, easements, licenses or other agreements of an immaterial nature which may be granted by such Borrower after the Closing Date and which do not affect (A) the ability of such Borrower to pay any of its obligations to any Person as and when due,
(B) the marketability of title to such Facility, (C) the fair market value of such Facility, or (D) the use or operation of such Facility as of the Closing Date and thereafter, (vi) [intentionally deleted], and
(vii) [intentionally deleted].

                      "Permitted Investments" means any one or more of the following obligations or securities:

                           (i) obligations of, or obligations fully guaranteed
                  as to payment of principal and interest by, (x) the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by Standard & Poor's Rating Services, must not have an "r" highlighter affixed to their rating,
                  (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must prove proportionately with that index, and (iv) such investments may not be subject to liquidation prior to their maturity;

                           (ii)  Federal Housing Administration debentures;

                           (iii) obligations of the following United States
                  government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by Standard & Poor's Rating Services, must not have an "r" highlighter affixed to their rating,
                  (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must prove proportionately with that index, and (iv) such investments may not be subject to liquidation prior to their maturity;

                           (iv) federal funds, unsecured certificates of
                  deposit, time deposits, bankers' acceptances and repurchase agreements of any bank, the short term obligations of which are rated in the highest short term rating category by the Rating Agencies; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by Standard & Poor's Rating Services, must not have an "r" highlighter affixed to their rating,
                  (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must prove proportionately with that index, and (iv) such investments may not be liquidated prior to their maturity;

                           (v) fully Federal Deposit Insurance
                  Corporation-insured demand and time deposits in or certificates of deposit of, or bankers' acceptances issued by, any bank or trust company, savings and loan association or savings bank; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by Standard & Poor's Rating Services, must not have an "r" highlighter affixed to their rating,
                  (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must prove proportionately with that index, and (iv) such investments may not be subject to liquidation prior to their maturity;

                           (vi) debt obligations rated by the Rating Agencies in
                  their highest long-term unsecured rating category; provided, however, that the investments described in this clause must
                  (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by Standard & Poor's Rating Services, must not have an "r" highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must prove proportionately with that index, and (iv) such investments may not be subject to liquidation prior to their maturity;

                           (vii) commercial paper (including both
                  non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) that is rated by the Rating Agencies in their highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by Standard & Poor's Rating Services, must not have an "r" highlighter affixed to their rating,
                  (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must prove proportionately with that index, and (iv) such investments may not be subject to liquidation prior to their maturity;

                           (viii) units of taxable money market funds rated AAAm
                  or AAAm-G by Standard & Poor's Rating Services and in the highest rating category by the other Rating Agencies (if rated by such other Rating Agencies); and

                           (ix) any other demand, money market or time deposit,
                  or any other obligation, security or investment, that before the Securitization Closing Date may be acceptable to Lender

                  (as evidenced in writing) and, after the Securitization Closing Date, the Rating Agencies have confirmed in writing would not result in a downgrade, withdrawal or qualification of the then-applicable ratings assigned to the securities issued in a Securitization;

provided, however, that no obligation or security shall be a Permitted Investment if (x) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment, or (y) such investments have a maturity in excess of one year.

                    "Permitted Transfers" shall mean (i) Permitted Encumbrances;
(ii) all transfers, conveyances or sales of personalty in the ordinary course of business; (iii) all transfers of worn out or obsolete furnishings, fixtures or equipment that are replaced with equivalent property; (iv) all resident care agreements in the ordinary course of business; (v) a Transfer of the Mortgaged Property to a Person which complies with the definitions of Single Purpose Entity provided that prior to such Transfer (a) prior to a Securitization, Lender shall have consented to such Transfer in its sole discretion, (b) after a Securitization, Lender shall have consented to such Transfer in its sole discretion and the Rating Agencies then rating any securities issued in connection with a Securitization shall have confirmed in writing that such Transfer shall not result in a downgrade, withdrawal or qualification of the then-applicable ratings assigned to any securities issued in connection with such Securitization, (c) acceptable opinions relating to such Transfer shall have been delivered by Borrower to the Rating Agencies then rating any securities issued in connection with a Securitization and Lender, (d) the relevant Borrower pays to the Lender an assumption fee equal to one percent (1%) of the Principal Indebtedness, and (e) the transferee executes assumption agreements and such other agreements as Lender may require; and (vi) the initial signing of any Master Lease (but not any amendments thereto).

                    "Person" means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

                    "Plan" means an employee benefit or other plan established or maintained by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

                    "Pooling and Servicing Agreement" means a Pooling and Servicing Agreement entered into by and among Lender, as depositor, a servicer and a trustee with respect to a Securitization, and "Pooling and Servicing Agreements" means all such agreements collectively.

                    "Prime Rate of Interest" means the prime rate as published from time to time in the Money Rates table of The Wall Street Journal.

                     "Principal Indebtedness" means the principal amount of the entire Loan outstanding as the same may be increased or decreased, as a result of prepayment or otherwise, from time to time.


                    "Proceeds" means all proceeds whether cash or non-cash, movable or immovable, tangible or intangible (including Insurance Proceeds and Condemnation Proceeds), from the Collateral, including, without limitation, those from the sale, exchange, transfer, collection, loss, damage, disposition, substitution or replacement of any of the Collateral and all income, gain, credit, distributions and similar items from or with respect to the Collateral. In addition to the foregoing "Proceeds" shall also include the meaning as such term has in Section 9-306 of the UCC.

                    "Proceeds Deficiency" has the meaning provided in the definition of "Allocated Loan Amount".

                    "Rate Difference" means the percentage obtained by subtracting (i) the Current Rate from (ii) the Locked Rate.

                    "Rating Agencies" means Fitch Investors Service, Inc., Moody's Investors Service, Inc., Duff & Phelps Credit Rating Co. and Standard & Poor's Rating Services, or any successor thereto, and any other nationally recognized statistical rating organization which may hereafter be engaged by Lender or its designees.

                    "Recourse Distributions" has the meaning provided in Section 8.14.

                    "Related Collateral Security Instrument" means, with respect to a particular Facility, the Collateral Security Instrument relating to such Facility.

                    "Related Mortgage" means, with respect to a particular Facility, the Mortgage encumbering such Facility.

                    "Related Assignment of Agreements" means, with respect to a particular Facility, the Assignment of Agreements relating to such Facility.

                    "Related Assignment of Leases" means, with respect to a particular Facility, the Assignment of Leases relating to such Facility.

                    "Release" means any release, threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

                    "Release Date" has the meaning provided in Section 2.11(a).

                    "Remedial Work" has the meaning provided in Section
5.1(D)(i).

                    "Rents" means, with respect to each Borrower and its Facility, to the extent such Borrower has any rights, title or interests in or to any of the following, all rents (whether denoted as advance rent, minimum rent, percentage rent, additional rent or otherwise), issues, income, royalties, profits, revenues, proceeds, bonuses, deposits (whether denoted as security deposits or otherwise), lease termination fees or payments, rejection damages, buy-out fees and any other fees made or to be made in lieu of rent, any award made hereafter to Borrower or Operator, if any, in any court proceeding involving any tenant, lessee, licensee or concessionaire under any of the Leases in any bankruptcy, insolvency or reorganization proceedings in any state or federal court, and all other payments, rights and benefits of whatever nature from time to time due under the Leases, including, without limitation, (i) rights to payment earned under the Leases for space in the Improvements for the operation of ongoing businesses such as restaurants, news stands, barber shops, beauty shops and pharmacies, and (ii) all other income, consideration, issues, accounts, profits or benefits of any nature arising from the ownership, possession, use or operation of such Borrower's Facility, including, without limitation, all rights to payment from the Medicare and Medicaid programs or similar state or federal programs, boards, bureaus or agencies and rights to payment from patients or private insurers, arising from the operation of such Borrower's Facility.

                    "Required Debt Service Payment" means, with respect to each Borrower and any Payment Date, the Debt Service then due and payable by such Borrower.

                    "Secretary's Certificate" means, with respect to a Borrower, the certificate in the form attached hereto as Exhibit M of such Borrower dated as of the Closing Date.

                    "Securitization" shall have the meaning set forth in Section 2.14.

                    "Securitization Closing Date" means the date on which a Securitization is effected.

                    "Security Agreement" has the meaning set forth in
Section 2.11.

                    "Security Deposit Accounts" has the meaning set forth in Section 2.12(a).

                    "Single-Purpose Entity" means a corporation, limited partnership, or limited liability company which, as stated herein, at all times since its formation or will from the Closing Date and thereafter (i) be organized solely for the purpose of (x) owning one Facility or (y) acting as the managing member of a limited liability company which owns one Facility or (z) acting as the general partner of a limited partnership which owns one Facility,
(ii) has not and will not engage in any business unrelated to the (x) the ownership of one Facility or (y) acting as a member of a limited liability company which owns one Facility or (z) acting as a general partner of a limited partnership which owns one Facility, (iii) has not and will not have any assets other than (x) those related to one Facility or (y) its member interest in the limited liability company which owns one Facility or (z) its general partnership interest in the limited partnership which owns one Facility, as applicable, (iv) except as otherwise expressly permitted by this Agreement, has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale, transfer of partnership or membership interests, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable), (v) if such entity is a limited partnership, has as its only general partners, general partners which are Single-Purpose Entities which are corporations, (vi) if such entity is a corporation, will have at least one Independent Director, (vii) the board of directors of such entity may not take any action requiring the unanimous affirmative vote of 100% of the members of the board of directors unless an Independent Director shall have participated in such vote, (viii) will not fail to correct any known misunderstanding regarding the separate identity of such entity, (ix) intentionally deleted, (x) intentionally omitted, (xi) if such entity is a limited liability company, has at least one member that is a Single-Purpose Entity which is a corporation,
(xii) without the unanimous consent of all of the partners, directors or members, as applicable, shall not file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, (xiii) will maintain its accounts, books and records separate from any other person or entity, (xiv) will maintain its books, records, resolutions and agreements as official records, (xv) will not commingle its funds or assets with those of any other entity, (xvi) will hold its assets in its own name, (xvii) will conduct its business in its name, (xviii) will maintain its financial statements, accounting records and other entity documents separate from any other person or entity, (xix) will pay its own liabilities out of its own funds and assets, (xx) will observe all partnership, corporate or limited liability company formalities as applicable, (xxi) will maintain an arms-length relationship with its affiliates, (xxii) has no indebtedness other than the Indebtedness and unsecured trade payables in the ordinary course of business relating to the ownership and operation of the Facility which are paid within sixty (60) days of the date incurred except for outstanding trade payables existing as of the Closing Date which do not require payment within sixty (60) days, (xxiii) will not assume or guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of any other entity except for the Indebtedness, (xxiv) will not acquire obligations or securities of its partners, members or shareholders,
(xxv) will allocate fairly and reasonably any shared expenses, including but not limited to, overhead for shared office space and use separate stationary, invoices and checks, (xxvi) will not pledge its assets for the benefit of any other person or entity, (xxvii) will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other person or entity, (xxviii) will not make loans to any person or entity, (xxix) will not identify its partners, members or shareholders, or any affiliates of any of them as a division or part of it, (xxx) if such entity is a limited liability company, its articles of organization, certificate of formation and/or operating agreement, as applicable, shall provide that the vote of a majority-in-interest of the remaining members is sufficient to continue the life of such limited liability company, (xxxi) will not enter into or be a party to, any transaction with its partners, members, shareholders or its affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arms-length transaction with an unrelated third party.

                    "Start-Up Day" means the "start-up day," within the meaning of Section 860G(a)(9) of the Code, of any "real estate mortgage investment conduit," within the meaning of Section 860D of the Code, that holds the Notes.


                    "Sub-Account" shall have the meaning provided in
Section 2.12(c).

                    "Survey" means, with respect to a Facility, a survey of such Facility satisfactory to Lender, prepared by a registered Independent surveyor satisfactory to Lender and Title Insurer, together with a metes and bounds legal description of the land corresponding with the survey and containing the Surveyor's Certification.

                    "Surveyor's Certification" means a certification in substantially the form of Surveyor's certification attached hereto as Exhibit I.

                    "Taking" means a taking or voluntary conveyance during the term hereof of all or part of a Facility, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting a Facility or any portion thereof whether or not the same shall have actually been commenced.

                    "Tax Fair Market Value" means, with respect to a Facility, the fair market value of such Facility, and (x) shall not include the value of any personal property or other property that is not an "interest in real property" within the meaning of Treasury Regulation Sections 1.860G-2 and 1.856-3(c), or is not "qualifying real property" within the meaning of Treasury Regulation Section 1.593-11(b), and (y) shall be reduced by the "adjusted issue price" (within the meaning of Code Section 1272(sa)(44))
(the "Tax Adjusted Issue Price") of any indebtedness, other than the Loan, secured by a Lien affecting such Facility, which Lien is prior to or on a parity with the Lien created under the Related Mortgage.

                    "Ten-Year Treasury Rate" means the yield, calculated by linear interpolation (rounded to three decimal places) of the yields of United States Treasury Constant Maturities with terms (one longer and one shorter) most nearly approximating that of noncallable United States Treasury obligations having maturities as close as possible to 10 years from the Closing Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or other recognized source of financial market information selected by Lender.

                    "Third-Party Payors' Programs" has the meaning set forth in Section 4.1(b)(AG)(v).

                    "Title Instruction Letter" means an instruction letter in substantially the form attached hereto as Exhibit R.

                    "Title Insurance Policy" means, with respect to a Facility, the loan policy of title insurance for such Facility issued by Title Insurer with respect to such Facility in an amount acceptable to Lender and insuring the first priority lien in favor of Lender created by the relevant Mortgage, subject only to the items described in clause (ii) of the definition of "Permitted Encumbrances" for that Facility and containing such endorsements and affirmative assurances as Lender shall require, and "Title Insurance Policies" means all such title policies collectively.


                    "Title Insurer" means Chicago Title Insurance Company and any reinsurer required by Lender and/or any other nationally recognized title insurance company acceptable to Lender in Lender's discretion, provided, however, that the reinsurer of any Title Insurance Policy may include, in amounts acceptable to Lender, First American Title Insurance Company, Lawyers Title Insurance Company, Commonwealth Land Title Insurance Company and Stewart Title Insurance Company.

                    "Transaction Costs" means all costs and expenses paid or payable by Borrowers relating to the Transactions on the Closing Date, including, without limitation, (i) a financing fee of $432,500 and (ii) all appraisal fees, legal fees, accounting fees and the costs and expenses described in Section 8.24.

                    "Transactions" means each of the transactions contemplated by the Loan Documents.

                    "Transfer" means any conveyance, transfer, sale, Lease, (including any amendment, extension, modification, waiver or renewal thereof), assignment, mortgage, pledge, grant of a security interest, or hypothecation, whether by law or otherwise of any Collateral (including any legal or beneficial direct or indirect interest therein or in any Borrower) other than a Permitted Transfer.

                    "UCC" means, with respect to any Collateral, the Uniform Commercial Code in effect in the jurisdiction in which the relevant Collateral is located.

                    "UCC Searches" has the meaning specified in Section 3.1.

                    "U.S. Obligations" means obligations or securities not subject to prepayment, call or early redemption which are direct obligations of, or obligations fully guaranteed as to timely payment by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America.

                    "Use" means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation to or from the property of such Person of such Hazardous Substance.

                    "Yield Maintenance Premium" means, with respect to each Note, the amount, together with the principal paid (or required to be paid pursuant to an acceleration of such Note) that will be sufficient (at the time of an acceleration of such Note or a defeasance of the Loan pursuant to Section 2.11) to purchase U.S. Obligations having maturity dates on or prior to, but as close as possible to, successive scheduled Payment Dates after the Release Date or date of acceleration of such Note, as applicable, upon which interest and principal payments would be required under such Note through November 11, 2010, and in amounts sufficient to pay all scheduled principal and interest payments through the Maturity Date, November 11, 2010.


                              ARTICLE II

                             GENERAL TERMS

                    Section 2.1. Amount of the Loan. Lender shall lend to Borrowers a total aggregate amount of up to the Loan Amount.

                    Section 2.2. Use of Proceeds. Proceeds of the Loan shall be used for the following purposes: (a) to pay the acquisition costs for the Facilities being acquired by the Borrowers and reasonable costs and expenses directly related to such acquisition, (b) to fund any upfront reserves or escrow accounts hereunder, (c) to pay any Transaction Costs and (d) to provide working capital to the Borrowers.

                    Section 2.3. Security for the Loan. The Notes and each Borrower's obligations hereunder and under the other Loan Documents shall be secured by the Mortgages, the Assignments of Leases, the Assignments of Agreements, the Manager's Subordinations and the security interest and Liens granted in this Agreement and in the other Loan Documents.

                    Section 2.4. Borrower's Notes. (a) Each Borrower's obligation to pay the principal, interest, Late Charges, Default Rate interest and Indebtedness shall be evidenced by this Agreement, a Note, and a Related Mortgage duly executed and delivered by the relevant Borrower. The Notes shall be payable as to principal and interest (including Late Charges, Default Rate interest and Yield Maintenance Premium and Hedge Loss, if any) as specified in this Agreement, with a final maturity on the Maturity Date. The Borrowers shall pay all outstanding Indebtedness on the Maturity Date.

                    (b) Lender is hereby authorized, at its sole option, (i) to endorse on a schedule attached to each Note (or on a continuation of such schedule attached to such Note and made a part thereof) an appropriate notation evidencing the date and amount of each payment of principal, interest, Late Charges, Default Rate interest, and Yield Maintenance Premium and Hedge Loss, if any, in respect thereof, and/or (ii) to record the Allocated Loan Amounts and such payments in its books and records.

                    Section 2.5. Principal and Interest Payments. (a) Accrual of Interest. Interest shall accrue on the outstanding principal balance of each Borrower's Note (which balance shall initially be established on the Closing Date by reference to the relevant Allocated Loan Amount) and all other amounts due to Lender under the Loan Documents at the Interest Rate.

                    (b) Monthly Payments of Principal and Interest at the Interest Rate. During the entire term of the Loan, the Borrowers shall pay to Lender monthly constant payments as follows: $71,908.03 for Jayber, Inc., $31,459.76 for P.V.M. Associates, Inc., $112,356.30 for Pompton Avenue Associates, Inc., and $152,804.57 for Continental Norwood Holdings, Inc., which monthly payments represent the amount necessary to pay the outstanding principal balance of the Notes (and each Note) and interest thereon at the Interest Rate in equal amount installments calculated to fully amortize the Loan to November 11, 2010. Each such installment of principal and interest shall be payable in arrears.


                    (c) Payment Dates. All payments required to be made pursuant to paragraphs (a) and (b) above shall be made beginning on the eleventh day of the second full calendar month following the calendar month in which the Closing Date occurs, and on the eleventh day of each and every calendar month thereafter, unless, in any such case, such day is not a Business Day in which event such payments shall be payable on the first Business Day following such date (such date for any particular month, the "Payment Date").

                    (d) Calculation of Interest. Interest shall accrue on the outstanding principal balance of the Loan and all other amounts due to Lender under the Loan Documents commencing upon the Closing Date. Interest shall be computed on the actual number of days elapsed, based on a 360 day year.

                    (e) Default Rate Interest. If (i) on any Payment Date there are insufficient funds in any Debt Service Payment Sub-Account to make any Required Debt Service Payment then due and if the Borrowers otherwise fail to make any Required Debt Service Payment then due on such Payment Date or any other payment when due hereunder including the payment due on the Maturity Date or (ii) if an Event of Default has occurred and is continuing, the entire unpaid amount outstanding hereunder and under all Notes will bear interest at the Default Rate.

                    (f) Late Charge. If any Borrower fails to make any payment of any sums due under the Loan Documents within fifteen (15) days after the same is due, such Borrower shall pay a Late Charge.

                    (g) Maturity Date. On the Maturity Date, Borrowers shall pay to Lender all amounts owing under the Loan Documents, including without limitation, interest, principal, Late Charges, Default Rate interest and any Yield Maintenance Premium and Hedge Loss.

                    Section 2.6. Voluntary Prepayment and Defeasance. (a) Provided that no Default has occurred and is continuing and that no Event of Default has occurred and is continuing, prior to a Securitization Closing Date, the Loan may be prepaid in whole, but not in part, on a Payment Date by Borrowers, provided, however, that, any such prepayment must be accompanied by an amount equal to the Yield Maintenance Premium. After the date specified in
Section 2.11, the Loan may be defeased in whole, but not in part, in accordance with Section 2.11. The Loan may only be prepaid pursuant to Sections 2.6(a), 2.6(b) and 2.7.

                    (b) Notwithstanding the foregoing, P.V.M. may prepay, in whole, but not in part, the Allocated Loan Amount with respect to the King David Center Facility at any time from the Closing Date through and including January 31, 1996, provided, however, that any such prepayment must consist of the payment of (i) 102% of the Allocated Loan Amount with respect to the King David Center Facility, (ii) all of the accrued and unpaid interest to the date of such prepayment and all other sums due and owing under the Note executed by P.V.M. and (iii) the Hedge Loss.

                    (c) In the event that the Hedge Loss paid pursuant to the preceding Section 2.6(b)(iii) is greater than zero, Lender shall credit against the payment described in Section 2.6.(b)(i) above an amount equal to the lesser of (i) 50% of the Hedge Loss, and (ii) an amount which would cause the amount set forth in Section 2.6(b)(i) above to equal one hundred percent (100%) of the Allocated Loan Amount with respect to the King David Facility.

                    (d) In the event of any voluntary prepayment or defeasance pursuant to this Section 2.6, each of P.V.M. or the Borrowers, as applicable, shall give Lender written notice of its intent to prepay or defease, which notice shall be given at least five Business Days prior to the date upon which prepayment or defeasance is to be made and shall specify the Payment Date and the amount of such prepayment or defeasance. If notice of prepayment or defeasance is given, the entire Indebtedness (in the case of a prepayment in full) pursuant to Section 2.6(a) or the Allocated Loan Amount (in the case of a prepayment pursuant to Section 2.6(b)) shall be due and payable on the Payment Date specified therein (unless such notice is revoked by such Borrower prior to the date specified therein in which event such Borrower shall immediately reimburse Lender for any costs incurred by Lender in connection with such Borrower's giving of such notice and its revocation). Any defeasance or prepayment hereunder is required to be made on a Payment Date.

                      (e) Borrowers shall not be permitted at any time to prepay or defease all or any part of the Loan except as expressly provided herein and in the other Loan Documents.

                    Section 2.7. Mandatory Prepayment. (a) If any Borrower is required by Lender under the provisions of a Mortgage to prepay the Loan or any portion thereof in the event of damage, destruction or a Taking of a Facility, such Borrower shall prepay the Loan (such prepayment to be applied to the Allocated Loan Amounts as set forth in the definition of such term) to the full extent of the Insurance Proceeds or the Condemnation Proceeds.

                    (b) Upon prepayment of the Loan, the Borrowers shall pay to Lender, in addition to the amounts specified in Section 2.6 or this Section 2.7, as applicable, any other amounts then due and payable to Lender pursuant to the Loan Documents. All prepayments made pursuant to Section 2.6 or this Section 2.7 shall be applied in accordance with the provisions of Section 2.8.

                      Section 2.8. Application of Payments. Prior to the occurrence of an Event of Default, all proceeds of any repayment, including prepayments, of the Loan shall be applied to pay: first, any costs and expenses of Lender, including, without limitation, the Lender's attorney's fees and disbursements arising as a result of such repayment or made by Lender to protect the Collateral; second, any Late Charges and accrued and unpaid interest (including Default Rate interest but not including interest thereon) then payable with respect to the Loan or the portion thereof being repaid; third, the Yield Maintenance Premium and the Hedge Loss, if any, on the Loan or the portion thereof being repaid; fourth, to the Principal Indebtedness in accordance with the relevant Allocated Loan Amounts; and fifth, any other amounts due and owing under the Loan Documents. After the occurrence and continuance of an Event of Default, all proceeds of any payment or recovery on the Collateral including any Net Proceeds, shall, unless otherwise provided in the Mortgages, be applied in such order and in such manner as Lender shall elect in its sole discretion.


                      Section 2.9. Payment of Debt Service, Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Notes shall be made to Lender not later than 12:00 noon, New York City time, on the date when due and shall be made in lawful money of the United States of America in federal or other immediately available funds to an account specified to the Borrowers by Lender in writing, and any funds received by Lender after such time for all purposes hereof, shall be deemed to have been paid on the next succeeding Business Day.

                      (b) All payments made by any Borrower hereunder, or by any Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any set-offs or counterclaims.

                      Section 2.10. Taxes. All payments made by any Borrower under this Agreement and under the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (other than taxes imposed on the income of Lender).

                      Section 2.11. Release of Collateral. (a) Provided that no Default has occurred and is continuing and that no Event of Default has occurred and is continuing, at any time after the date which is two years after the Start-up Day and, notwithstanding the previous phrase to the contrary, at any time after the third anniversary of the date hereof the Loan may be defeased in whole, but not in part, provided that the Borrowers: (i) provide not less than thirty (30) days prior written notice to the Lender specifying a Payment Date (the "Release Date") on which the payments provided in clauses (ii) and (iii) below are to be made and the deposits provided in clauses (iv) and (v) below are to be made, (ii) pay all interest accrued and unpaid on the Principal Indebtedness to and including the Release Date, (iii) pay all other sums, not including scheduled interest or principal payments, due under the Loan Documents, (iv) deposit with the Lender an amount equal to the Principal Indebtedness, (v) deposit with the Lender the Yield Maintenance Premium and (vi) deliver to the Lender (A) a security agreement, in form and substance satisfactory to the Lender, creating a first priority perfected Lien on the deposits required pursuant to this Section and the U.S. Obligations purchased on behalf of the Borrowers in accordance with this Section (the "Security Agreement"), (B) for execution by the Lender, releases of the Mortgaged Properties from the liens of the Mortgages in a form appropriate for the jurisdictions in which the Mortgaged Properties are located, (C) an Officer's Certificate of each of the Borrowers certifying that the requirements set forth in this Section have been satisfied, (D) an opinion of counsel from the Borrowers' counsel in form satisfactory to the Lender stating, among other things, that (x) the U.S. Obligations have been duly and validly assigned and delivered to Lender and Lender has a first priority perfected security interest on the deposits required pursuant to this Section and a first priority perfected lien on the U.S. Obligations and the proceeds thereof purchased hereunder, and (y) that the defeasance will not adversely affect the status of any REMIC formed in connection with a Securitization and (E) such other certificates, documents or instruments as the Lender may request including, without limitation, (x) written confirmation that such defeasance will not cause any Rating Agency to withdraw, qualify or downgrade the then-applicable rating on any security issued in connection with any Securitization and (y) a certificate from an Independent certified public accountant certifying that the U.S. Obligations comply with all of the requirements of this Loan Agreement. The U.S. Obligations shall mature on or be redeemable, or provide for payment thereon, on or prior to the Business Day preceding the date on which payments under the relevant Note are due and payable and the proceeds thereof shall be payable directly to the relevant Cash Collateral Account. In connection with the foregoing, the Borrowers appoint the Lender as their agent for the purpose of applying the amounts delivered pursuant to clauses (iv) and (v) above to purchase U.S. Obligations. Notwithstanding anything in this Agreement to the contrary, in the event the Yield Maintenance Premium is due as a result of the acceleration of the Indebtedness after the occurrence and continuance of an Event of Default, Lender shall have the right to receive and collect the Yield Maintenance Premium but shall have no obligation to purchase U.S. Obligations or otherwise comply with this
Section 2.11.

                      (b) Upon compliance with the requirements of this
Section 2.11, the property encumbered by the lien of the Related Mortgage shall be released from the lien of the Related Mortgage. In connection with a complete defeasance of the Loan, the Borrowers may be required by Lender to assign their obligations under the Notes, the other Loan Documents and the Security Agreements together with the pledged U.S. Obligations to such other entity or entities established or designated by Lender (the "Successor Mortgagor"). Such Successor Mortgagor shall assume the obligations under the Notes, the other Loan Documents and the Security Agreements and, upon such assignment, the Borrowers shall be relieved of their obligations thereunder. Each of the Borrowers shall pay $1,000 to any such Successor Mortgagor as consideration for assuming the obligations under the Notes, the other Loan Documents and the Security Agreements.

                      (c) Nothing in this Section 2.11 shall release any Borrower from any liability or obligation relating to any environmental matters arising under Sections 4.1(d)(U) or 5.1(D)-(I), inclusive, hereof.

                      Section 2.12. Central Cash Management. (a)
Collection Accounts, Security Deposit Accounts and Cash Collateral Accounts. Each Borrower hereby acknowledges and agrees that all of the Rents (other than security deposits) and Money constituting Proceeds of Accounts derived from its Facility shall, subject to Section 2.12(b), be first utilized (i) to pay all amounts to become due and payable under the relevant Borrower's Note by funding the relevant Debt Service Payment Sub-Account to the extent required pursuant to Section 2.12(g)(i), (ii) to fund the relevant Basic Carrying Costs Sub-Account to the extent required pursuant to Section 2.12(g)(ii), (iii) to fund the relevant Capital Reserve Sub-Account to the extent required pursuant to Section 2.12(g)(iii), and (iv) to fund other Cash Collateral Accounts and the relevant Sub-Accounts of such Cash Collateral Accounts to the extent required by Section 2.12(g)(iv) and then, in accordance with
Section 2.12(g), shall be either disbursed to the relevant Borrower or applied to the Indebtedness. For each Facility, each Borrower shall open and maintain at a Collection Account Bank a demand deposit account (each, a "Collection Account" and collectively the "Collection Accounts"). Each Collection Account shall be assigned a separate and unique identification number by the Collection Account Banks and shall be opened and maintained in the name "[Jayber, Inc., P.V.M. Associates, Inc., Pompton Avenue Associates, Inc., or Continental Norwood Holdings, Inc. as applicable], as Debtor, and Nomura Asset Capital Corporation, as Secured Party, pursuant to the Loan Agreement dated as of [insert date of Loan Agreement]." Each Borrower shall collect or cause the collection of all Rents (other than security deposits) from its Facility and shall endorse all checks and deposit all such funds and other receipts, within one Business Day after receipt thereof, directly into the relevant Collection Account for such Facility. Each Borrower shall open and maintain for its Facility a demand deposit account (each, a "Security Deposit Account" and collectively "the Security Deposit Accounts"). Each Security Deposit Account shall be assigned a separate and unique identification number by the relevant Collection Account Bank and shall be opened and maintained in the name "[Jayber, Inc., P.V.M. Associates, Inc., Pompton Avenue Associates, Inc., or Continental Norwood Holdings, Inc., as applicable], as Debtor, and Nomura Asset Capital Corporation, as Secured Party, pursuant to the Loan Agreement dated as of [insert date of the Loan Agreement]" and on the Closing Date (and at all times thereafter), each Borrower, if applicable, shall instruct and cause the Manager and/or the Operator, if any, of such Borrower's Facility to cause all rents, revenues or income of any kind under the Master Lease and derived by such Operator, if any, or from such Borrower's Facility to be deposited within one Business Day after receipt thereof, directly into the Collection Account for such Borrower's Facility. Each Borrower shall collect or, if applicable, shall instruct and cause the Manager and/or the Operator, if any, to collect all security deposits with respect to its Facility and shall deposit or cause the deposit of all such funds and other receipts within one Business Day after receipt thereof, directly into the Security Deposit Account for such Facility. Each Security Deposit Account shall at all times be an Eligible Account. No Borrower, Manager or Operator, if any, shall have any right of withdrawal from a Security Deposit Account except that, prior to a Collection Account Bank's receipt of notice of the occurrence of an Event of Default, a Borrower may withdraw funds from the Security Deposit Account for Borrower's Facility to refund or apply security deposits as required by the related Leases or by applicable Legal Requirements, and, after delivery of such notice, Lender, on written request from such Borrower with appropriate supporting materials, will direct the relevant Collection Account Bank to release funds from such Security Deposit Account to refund security deposits as required by the Leases or by applicable Legal Requirements. Each Borrower may designate a new financial institution to serve as a Collection Account Bank hereunder as provided in Section 2.13(l). Each Collection Account shall at all times be an Eligible Account. No Borrower, Manager or Operator,

if any, shall have any right of withdrawal from the Collection Accounts. Any breach of this Section 2.12(a) by any Borrower shall be an Event of Default.

                      (b) Cash Collateral Accounts. Pursuant to the Letters of Instructions to be delivered to the Collection Account Banks (the "Letters of Instructions") in substantially the form attached hereto as Exhibit Q, each Borrower will authorize and direct the relevant Collection Account Bank to transfer on a daily basis all funds deposited in the relevant Collection Account for the Borrower's Facility to the cash collateral account for such Facility each as identified on Exhibit N hereto (individually, the "Cash Collateral Account" and collectively, the "Cash Collateral Accounts"); Lender may elect to change the financial institution at which the Cash Collateral Accounts shall be maintained; provided, however, that Lender shall give each Borrower and each Collection Account Bank not fewer than 30 days' prior notice of each change. One Cash Collateral Account shall be established for each Borrower and its Facility. Each Cash Collateral Account shall at all times be an Eligible Account. Lender has established each Cash Collateral Account with the Bank in the name of Lender as aforesaid, and each Cash Collateral Account shall be under the sole dominion and control of Lender. Borrower shall have no right of withdrawal in respect of any Cash Collateral Account.

                      (c) Establishment of Sub-Accounts. Each Cash
Collateral Account shall contain a Debt Service Payment Sub-Account, a Basic Carrying Costs Sub-Account and a Capital Reserve Sub-Account, each of which accounts (individually, a "Sub-Account" and collectively, the "Sub-Accounts") shall be an Eligible Account to which certain funds shall be allocated and from which disbursements shall be made pursuant to the terms of this Agreement.

                      (d) Permitted Investments. Upon the written request of any Borrower, which request may be made once per Interest Accrual Period, Lender shall direct Bank to invest and reinvest any balance in the relevant Cash Collateral Account from time to time in Permitted Investments as instructed by such Borrower; provided, however, that (i) if Borrower fails to so instruct Lender, or if a Default or an Event of Default shall have occurred and is continuing, Lender may direct the Bank to invest and reinvest such balance in Permitted Investments as Lender shall determine in its sole discretion; (ii) the maturities of the Permitted Investments on deposit in any Cash Collateral Account shall, to the extent such dates are ascertainable, be selected and coordinated to become due not later than the day before any disbursements from the relevant Sub-Accounts must be made; (iii) all such Permitted Investments shall be held in the name and be under the sole dominion and control of Lender; (iv) no Permitted Investment shall be made unless Lender shall retain a perfected first priority Lien in such Permitted Investment securing the Indebtedness and all filings and other actions necessary to ensure the validity, perfection, and priority of such Lien have been taken; (v) Lender shall only be required to follow the investment instructions which were most recently received by Lender for such Borrower and such Borrower shall be bound by such last received investment instructions; and (vi) any written request from any

Borrower containing investment instructions shall contain an Officer's Certificate from such Borrower (which may be conclusively relied upon by Lender and its agents) that any such investments constitute Permitted Investments. It is the intention of the parties hereto that all amounts deposited in the Cash Collateral Accounts (or as much thereof as Lender may arrange to invest) shall at all times be invested in Permitted Investments. All funds in the Cash Collateral Accounts that are invested in a Permitted Investment are deemed to be held in such Cash Collateral Accounts for all purposes of this Agreement and the other Loan Documents. All gain in investments of funds in the Cash Collateral Accounts shall be allocated in the same manner as any other funds in such Cash Collateral Accounts. Lender shall have no liability for any loss in investments of funds in the Cash Collateral Accounts that are invested in Permitted Investments (unless invested contrary to a Borrower's request other than after the occurrence and continuance of a Default or an Event of Default) and no such loss shall affect any Borrower's obligation to fund, or liability for funding, the Cash Collateral Accounts and each Sub-Account, as the case may be. Each Borrower and Lender agree that each Borrower shall include all such earnings and losses (other than those for Lender's account in accordance with the immediately preceding sentence) on the relevant Cash Collateral Account as income of Borrower for federal and applicable state tax purposes.

                    (e) Interest on Accounts. All interest paid or other earnings on the Permitted Investments made hereunder shall be deposited into the relevant Cash Collateral Account and shall be subject to allocation and distribution like any other monies deposited therein.

                    (f) Payment of Debt Service, Basic Carrying Costs and Capital Improvement Costs. Not later than three Business Days before each Payment Date during the term of the Loan, Lender shall deliver to each Borrower a certificate in the form attached hereto as Exhibit O, setting forth (i) the relevant Required Debt Service Payment for such Payment Date and (ii) whether sufficient funds exist in the relevant
Cash Collateral Account to fund the relevant Debt Service Payment
Sub-Account, the relevant Basic Carrying Costs Sub-Account and the relevant Capital Reserve Sub-Account in the required amounts. If any such certificate states that the funds then allocated to the relevant Sub-Accounts are less than the amount of funds which are required to be on deposit therein on such Payment Date, the Borrowers shall be obligated to deposit funds into the relevant Cash Collateral Account in the amount of such deficiency, and failure to make such deposit prior to 12:00 noon, New York City time, on such Payment Date 20 shall be an Event of Default hereunder. Notwithstanding anything contained herein to the contrary, Lender shall not be in any way liable for (i) Lender's failure to perform its obligations pursuant to this Section 2.12(f), or (ii) Lender's miscalculation of any amounts pursuant to this Section 2.12(f); and such failure to perform or miscalculation shall not in any way relieve Borrowers from any of their obligations hereunder or under any other Loan Document.

                  (i) Payment of Debt Service. At or before 12:00 noon, New York City time, on each Payment Date during the term of the Loan, Lender shall, with respect to each Borrower and each Collection Account, transfer to Lender's own account from the relevant Debt Service Payment Sub-Account an amount equal to the Required Debt Service Payment for such Borrower for such Payment Date. Each relevant Borrower shall be deemed to have timely made the relevant Required Debt Service Payment pursuant to Section 2.9 regardless of the time Lender makes such transfer as long as sufficient funds are on deposit in the relevant Debt Service Payment Sub-Account at 12:00 noon, New York City time on the applicable Payment Date.

                  (ii) Payment of Basic Carrying Costs. At least five (5) Business Days prior to the due date of any Basic Carrying Cost and not more frequently than once each Interest Accrual Period, each Borrower shall notify Lender in writing and request that Lender pay such Basic Carrying Cost on behalf of such Borrower on or prior to the due date thereof. Together with each such request, such Borrower shall furnish Lender with copies of bills and other documentation as may be required by Lender to establish that such Basic Carrying Cost is then due. Lender shall make such payments out of the relevant Basic Carrying Cost Sub-Account before the same shall be delinquent to the extent that there are funds available in the relevant Basic Carrying Cost Sub-Account and Lender has received appropriate documentation to establish the amount(s) due and the due date(s) as and when provided above.

                  (iii) Payment of Capital Improvement Costs. Not more frequently than once each Interest Accrual Period and provided that no Default or Event of Default has occurred and is continuing, each Borrower shall notify Lender in writing and request that Lender release to such Borrower funds out of the Capital Reserve Sub- Account for payment of the relevant Capital Improvement Costs for Borrower's Facility. Together with each such request, each Borrower shall furnish Lender with copies of bills and other documentation as may be required by Lender to establish that such Capital Improvement Costs are reasonable and have been paid by Borrowers or are then due.

                  (g) Monthly Funding of Sub-Accounts. During each Interest Accrual Period during the term of the Loan commencing with the Interest Accrual Period in which the Closing Date occurs (each, the "Current Interest Accrual Period"), with respect to each Borrower, Lender shall allocate all funds then on deposit in the relevant Cash Collateral Account among the relevant Sub-Accounts as follows and in the following priority:

                  (i) first, to the relevant Debt Service Payment Sub-Account, until an amount equal to the relevant Required Debt Service Payment for the Payment Date occurring in the Interest Accrual Period following the Current Interest Accrual Period has been allocated to the relevant Debt Service Payment Sub-Account;

                  (ii) second, to the relevant Basic Carrying Costs Sub-Account, until an amount equal to the relevant Basic Carrying Costs Monthly Installment for the Current Interest Accrual Period has been allocated to the relevant Basic Carrying Costs Sub-Account. On the Closing Date, each Borrower will deposit the relevant Initial Basic Carrying Costs Amount into the relevant Basic Carrying Costs Sub-Account;


                  (iii) third, to the relevant Capital Reserve Sub-Account, until an amount equal to the relevant Capital Reserve Monthly Installment for the Current Interest Accrual Period has been allocated to the relevant Capital Reserve Sub-Account. On the Closing Date, each Borrower will deposit the relevant Initial Capital Reserve Amount into the relevant Capital Reserve Sub-Account; and

                  (iv) fourth, to the extent that the funds in any of the Sub-Accounts in any other Cash Collateral Accounts are insufficient to pay the relevant monthly installments required hereunder, then to such other Cash Collateral Accounts and the relevant Sub-Accounts of such Cash Collateral Accounts until the relevant monthly installments have been paid.

                  Provided that (i) no Event of Default has occurred and is continuing, (ii) Lender has received all financial information described in
Section 5.1(Q) for the most recent periods for which the same are due and (iii) the conditions in the third to last sentence of this paragraph are satisfied, Lender agrees that, with respect to each Borrower, in each Current Interest Accrual Period, any amounts deposited into or remaining in the relevant Cash Collateral Account after the minimum amounts set forth in clauses (i), (ii),
(iii) and (iv) above have been satisfied with respect to the Current Interest Accrual Period (as to all Facilities) and any periods prior thereto, shall be disbursed by Lender on a weekly basis for the remainder of the Current Interest Accrual Period, at Borrower's expense, to the accounts identified next to each Borrower's name as set forth in Exhibit T hereto. Each Borrower shall use any funds distributed to such Borrower pursuant to the foregoing to first pay all Operating Expenses of such Borrower (including any management and servicing fee agreed to by Lender), unless prepayments of the Loan are then required pursuant to Section 2.7, and thereafter any excess funds may be retained by such Borrower. Notwithstanding the foregoing, no Borrower shall be entitled to receive any amounts described in the first sentence of this paragraph until all amounts set forth in clauses (i), (ii), (iii) and (iv) with respect to all of the Sub-Accounts for all of the Cash Collateral Accounts have been satisfied with respect to the Current Interest Accrual Period and any periods prior thereto. The parties hereto agree that Lender and its agents shall not be responsible for monitoring Borrowers' use of any funds disbursed from the Cash Collateral Account or any of the Sub-Accounts. Notwithstanding anything in this Agreement to the contrary, if an Event of Default has occurred and is continuing, any amounts deposited into or remaining in any Cash Collateral Account shall be for the account of Lender and may be withdrawn by Lender to be applied in any manner as Lender may elect in its sole discretion.

                  If with respect to any Borrower, on any Payment Date, the balance in the relevant Debt Service Payment Sub-Account is insufficient to make the relevant Required Debt Service Payment, Lender may (but shall not be obligated to), in addition to any other rights and remedies available hereunder, withdraw funds to pay such deficiency from (A) first, the relevant Basic Carrying Costs Sub-Account, (B) thereafter, the relevant Capital Reserve Sub-Account and (C) thereafter, any other Cash Collateral Accounts (including the relevant Basic Carrying Costs Sub-Accounts and the relevant Capital Reserve Sub-Accounts, but not including any other Debt Service Sub-Accounts). In the event that Lender elects to pay the relevant Required Debt Service Payment by applying the proceeds of (A) either such relevant Sub-Account and/or (B) any other Cash Collateral Account, Basic Carrying Cost Sub-Account or Capital Reserve Sub-Account the Borrowers shall repay, upon demand, to Lender the amount of such withdrawn funds to replenish such relevant Sub-Account and/or relevant Cash Collateral Account, Basic Carrying Cost Sub-Account or Capital Reserve Sub-Account and if any Borrower shall fail to repay such amounts within one (1) Business Day after notice of such withdrawal, an Event of Default shall exist hereunder.

                  (h) Loss Proceeds. In the event of a casualty or Taking with respect to a Facility, unless the Related Mortgage allows the relevant Borrower to utilize the proceeds received under any insurance policy required to be maintained by such Borrower ("Insurance Proceeds") or the proceeds in respect of any Taking ("Condemnation Proceeds"), as the case may be, for restoration, Lender and such Borrower shall cause all such Insurance Proceeds or Condemnation Proceeds (collectively, "Loss Proceeds") to be paid directly to the relevant Cash Collateral Account and Lender shall apply the same to reduce the Indebtedness in accordance with Section 2.7(a) and Section 2.8. All Insurance Proceeds received by a Borrower or Lender in respect of business interruption coverage and all Condemnation Proceeds received in respect of a temporary Taking shall be maintained in the relevant Cash Collateral Account, to be applied by Lender in the same manner as Rents received from such Borrower with respect to the operation of a Facility; provided, further, that in the event that the Insurance Proceeds of any such business interruption insurance policy or Condemnation Proceeds of such temporary Taking are paid in a lump sum in advance, Lender shall hold such Insurance Proceeds or Condemnation Proceeds in a segregated interest-bearing escrow account at the Bank, and Lender shall estimate, in Lender's reasonable discretion, the number of months required for the relevant Borrower to restore the damage caused by the casualty to such Facility or that such Facility will be affected by such casualty or temporary Taking, as the case may be, shall divide the aggregate business interruption Insurance Proceeds or Condemnation Proceeds in connection with such casualty or temporary Taking by such number of months, and shall disburse from such escrow account into the relevant Cash Collateral Account each month during the performance of such restoration or pendency of such temporary Taking such monthly installment of said Insurance Proceeds or Condemnation Proceeds. In the event that Insurance Proceeds or other Loss Proceeds are to be applied toward restoration pursuant to the Related Mortgage, Lender shall hold such funds in a segregated interest-bearing escrow account for the relevant Borrower's and Lender's benefit, as the case may be, at the Bank and shall disburse same in accordance with the provisions of the Related Mortgage. If any Loss Proceeds are received by a Borrower, such Loss Proceeds shall be received in trust for Lender, shall be segregated from other funds of such Borrower, and shall be forthwith paid to the relevant Cash Collateral Account or paid to Lender to hold in a segregated interest-bearing escrow account, in each case to be applied or disbursed in accordance with the foregoing, except as provided to the contrary in the Related Mortgage. Any Loss Proceeds made available to a Borrower for restoration in accordance herewith, to the extent not used by such Borrower in connection with, or to the extent they exceed the cost of, such restoration, shall be deposited into the relevant Cash Collateral Account whereupon Lender shall apply the same to reduce the Indebtedness in accordance with Section 2.7 and Section 2.8.

                  (i) Payment of Basic Carrying Costs. Except to the extent that

Lender is obligated to pay Basic Carrying Costs from a Basic Carrying Costs Sub-Account pursuant to the terms of Section 2.12(f), each Borrower shall pay all Basic Carrying Costs with respect to itself and its Facility in accordance with the provisions of the Related Mortgage, subject, however, to such Borrower's rights to contest payment of the same in accordance with the Related Mortgage. Each Borrower's obligation to pay (or cause Lender to pay) Basic Carrying Costs pursuant to this Agreement shall include, to the extent permitted by applicable law, Impositions resulting from future changes in law which impose upon Lender or any Deed of Trust Trustee an obligation to pay any property taxes or other Impositions or which otherwise adversely affect Lender's or the Deed of Trust Trustee's interests. (In the event such a change in law prohibits a Borrower from assuming liability for payment of any such Imposition, the outstanding Indebtedness shall, at the option of Lender, become due and payable, on the date that is 120 days after such change in law and failure to pay such amounts on the date due shall be an Event of Default.) Should an Event of Default have occurred, the proceeds on deposit in any Basic Carrying Costs Sub-Account may be applied by Lender in any manner as Lender in its sole discretion may determine.

                  (j) The Bank's Reliance. The Bank may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties. The Bank may rely on written notice from Lender as to the occurrence of an Event of Default.

                  Section 2.13. Security Agreement. (a) Pledge of Accounts. To secure the full and punctual payment and performance of all of the Indebtedness, each Borrower hereby sells, assigns, conveys, pledges and transfers to Lender and grants a first and continuing security interest in and to, the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the "Account Collateral"):

                  (i) all of such Borrower's right, title and interest in the relevant Collection Account and relevant Security Deposit Account and all Money, if any, from time to time deposited or held in each such Collection Account and Security Deposit Account;

                  (ii) all of such Borrower's right, title and interest in the relevant Cash Collateral Account (including all relevant Sub-Accounts) and all Money and Permitted Investments, if any, from time to time deposited or held in such Cash Collateral Account;

                  (iii) all interest, dividends, Money, Instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any of the foregoing; and

                  (iv) to the extent not covered by clauses (i), (ii),
         (iii) or above, all Proceeds of any or all of the foregoing.

                  (b) Covenants. Each Borrower covenants that (i) on the Closing Date (and at all times thereafter), each Borrower, if applicable, shall instruct and cause the Manager and/or the Operator, if any, of such Borrower's Facility to cause all rents, revenues or income of any kind under the Master Lease and derived by such Operator, if any, or from such Borrower's Facility, to be deposited within one Business Day after receipt thereof, directly into the relevant Collection Account or the relevant Security Deposit Account, as applicable, for such Borrower's Facility (ii) all Rents and Money received from Accounts shall be deposited into the relevant Collection Account or relevant Security Deposit Account, as applicable, and (iii) so long as any portion of the Indebtedness is outstanding, no Borrower shall open any other account for the collection of Rents or Money received from Accounts, other than such replacement Collection Accounts and Security Deposit Accounts as may be established pursuant to Section 2.13(l). The Collection Accounts and Security Deposit Accounts shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking authority or Governmental Authority, as may now or hereafter be in effect, and to the rules, regulations and procedures of the relevant Collection Account Bank relating to demand deposit accounts from time to time in effect.

                  (c) Instructions and Agreements. On or before the Closing Date, each relevant Borrower will submit to the Collection Account Bank for the applicable Facility a Letter of Instructions, and such Collection Account Bank will execute and return the acknowledgement of instructions and notice that is part of its Letter of Instructions. In connection with the Closing Date, each Borrower and the Bank will execute and deliver that certain Cash Collateral Account Agreement (the "CC Account Agreement"), the form of which is attached hereto as Exhibit P. Each Borrower agrees that prior to the payment in full of the Indebtedness, the relevant CC Account Agreement shall be irrevocable by such Borrower without the prior written consent of Lender. Each Cash Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking authority or Governmental Authority, as may now or hereafter be in effect and the rules, regulations and procedures of the Bank relating to demand deposit accounts from time to time in effect. All statements relating to each Cash Collateral Account shall be issued by the Bank as provided in the relevant CC Account Agreement.

                  (d) Financing Statements; Further Assurances. Each Borrower will execute and deliver to Lender for filing a financing statement or statements in connection with the Account Collateral in the form required to properly perfect Lender's security interest in the Account Collateral to the extent that it may be perfected by such a filing. Each Borrower agrees that at any time and from time to time, at the expense of such Borrower, such Borrower shall promptly execute and deliver all further instruments, and take all further action, that Lender may request, in order to perfect and protect the pledge and security interest granted or purported to be granted hereby, or to enable Lender to exercise and enforce Lender's rights and remedies hereunder with respect to, any Account Collateral.

                  (e) Transfers and Other Liens. Each Borrower agrees that it will not sell or otherwise dispose of any of the Account Collateral other than pursuant to the terms hereof and of the other Loan Documents, or create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under this Agreement.

                  (f) Lender's Right to Perform. If any Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five Business Days after the relevant Borrower's receipt of written notice thereof from Lender, Lender may, but shall have no obligation to, itself perform, or cause performance of, such covenant or obligation, and the expenses of Lender incurred in connection therewith shall be payable by Borrowers to Lender upon demand. Notwithstanding the foregoing, Lender shall have no obligation to send notice to any Borrower of any such failure.

                  (g) Lender's Reasonable Care. Beyond the exercise of reasonable care in the custody thereof, Lender shall not have any duty as to any Account Collateral or any income thereon in its possession or control or in the possession or control of any agents for, or of Lender, or the preservation of rights against any Person or otherwise with respect thereto. Lender shall be deemed to have exercised reasonable care in the custody of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not be liable or responsible for (i) any loss or damage to any of the Account Collateral, or for any diminution in value thereof from a loss of, or delay in Lender's acknowledging receipt of, any wire transfer from the Collection Account Banks or (ii) any loss, damage or diminution in value by reason of the act or omission of Lender, or Lender's agents, employees or bailees, except to the extent that such loss or damage or diminution in value results from Lender's gross negligence or willful misconduct or the gross negligence or willful misconduct of any such agent, employee or bailee of Lender.

                  (h) Remedies. The rights and remedies provided in this Section
2.13 are cumulative and may be exercised independently or concurrently, and are not exclusive of any other right or remedy provided at law or in equity. No failure to exercise or delay by Lender in exercising any right or remedy hereunder or under the Loan Documents shall impair or prohibit the exercise of any such rights or remedies in the future or be deemed to constitute a waiver or limitation of any such rights or remedies or acquiescence therein.

                  (i) No Waiver. Every right and remedy granted to Lender under this Agreement or by law may be exercised by Lender at any time and from time to time, and as often as Lender may deem it expedient. Any and all of Lender's rights with respect to the pledge and security interest granted hereunder shall continue unimpaired, and each Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) any proceeding of any Borrower under the United States Bankruptcy Code or any bankruptcy, insolvency or reorganization laws or statutes of any state, (ii) the release or substitution of Account Collateral at any time, or of any rights or interests therein or (iii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Default with respect to the Account Collateral or otherwise hereunder. No delay or extension of time by Lender in exercising any power of sale, option or other right or remedy hereunder, and no notice or demand which may be given to or made upon any Borrower by Lender, shall constitute a waiver thereof, or limit, impair or prejudice Lender's right, without notice or demand, to take any action against any Borrower or to exercise any other power of sale, option or any other right or remedy.

                  (j) Lender Appointed Attorney-In-Fact. Each Borrower hereby irrevocably constitutes and appoints Lender as such Borrower's true and lawful attorney-in-fact, with full power of substitution, at any time that an Event of Default has occurred and is continuing (provided, however, that Borrower shall not be entitled to any other notice or cure periods other than as set forth in the definition of "Event of Default" unless consented to by Lender in writing), to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of such Borrower with respect to the Account Collateral, and do in the name, place and stead of such Borrower, all such acts, things and deeds for and on behalf of and in the name of such Borrower with respect to the Account Collateral, which such Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein with respect to the Account Collateral and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest.

                  (k) Continuing Security Interest; Termination. This Section
2.13 shall create a continuing pledge of and security interest in the Account Collateral and shall remain in full force and effect until payment in full of the Indebtedness. Subject to the terms of this Agreement and upon payment in full of the Indebtedness, each Borrower shall be entitled to the return, upon its request and at its expense, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof, and Lender shall execute such instruments and documents as may be reasonably requested by such Borrower to evidence such termination and the release of the pledge and Lien hereof, provided, however, that such Borrower shall pay on demand all of Lender's expenses in connection therewith.

                  (l) Replacement of a Collection Account Bank. So long as no Event of Default shall have occurred and be continuing (provided, however, that Borrower shall not be entitled to any other notice or cure periods other than as set forth in the definition of "Event of Default" unless consented to by Lender in writing), Borrowers shall have the right at any time to designate a successor Collection Account Bank to hold one or more of the Collection Accounts and Security Deposit Accounts upon thirty (30) days' prior written notice to Lender, and Lender's approval of the successor, which approval shall not be unreasonably withheld or delayed. In the event that the rating of long-term unsecured debt obligations of any Collection Account Bank fails to comply with the ratings set forth in clause (i) of the definition of Eligible Account, Borrowers shall be obligated to promptly select a new Collection Account Bank and, upon approval of such selection by Lender, to establish and maintain all the Collection Accounts and Security Deposit Accounts previously held at such Collection Account Bank at said successor. Any successor Collection Account Bank selected hereunder shall comply with the definition of "Collection Account Bank." No such designation shall become effective until Borrowers have (i) delivered to the successor Collection Account Bank a written letter of instructions substantially equivalent to the Letter of Instructions and (ii) delivered to Lender evidence satisfactory to Lender that such instructions have been delivered to the successor Collection Account Bank and acknowledged by such successor's execution of an acknowledgement of instructions and notice substantially in the form included in the Letter of Instructions such financing statements as may be necessary or appropriate have been prepared, executed and delivered to a filing agency.

                  Section 2.14. Securitization. Each Borrower hereby

acknowledges that Lender, its successors or assigns, may securitize the Loan or portions thereof in one or more transactions through the issuance of securities, which may be rated by the Rating Agencies (each, a "Securitization"; collectively, the "Securitizations"). Each Borrower agrees that it shall cooperate with Lender in each Securitization including, but not limited to, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, including amendments to such Borrower's organizational documents, and preparing financial statements as requested by the Rating Agencies; (b) providing such information as may be requested in connection with the preparation of a private placement memorandum or a registration statement required to privately place or publicly distribute the securities in a manner which does not conflict with federal or state securities laws; (c) providing in connection with each of (i) a preliminary and a private placement memorandum or (ii) a preliminary and final prospectus, as applicable, an indemnification certificate (x) certifying that such Borrower has carefully examined such memorandum or prospectus, as applicable, including, without limitation, the sections entitled "Special Considerations", "Description of the Mortgage Loan" and "The Underlying Mortgaged Properties", "The Manager", "The Borrower" and "Certain Legal Aspects of the Mortgage Loan", and such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (provided, however, Lender shall have afforded Borrower an opportunity to review and comment upon such memorandum or prospectus in order to allow Borrower to render such indemnification certificate), (y) indemnifying Lender, the Issuer, and the Advisor for any losses, claims, damages or liabilities (the "Liabilities") to which Lender, the Issuer or the Advisor may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (z) agreeing to reimburse Lender, the Issuer, and the Advisor for any legal or other expenses reasonably incurred by Lender, the Issuer, and the Advisor in connection with investigating or defending the Liabilities; (d) causing to be rendered such customary opinion letters as shall be requested by the Rating Agencies; (e) making such representations, warranties and covenants with respect to such Borrower, (and its Affiliates), and the Mortgaged Property, as may be requested by the Rating Agencies; (f) [intentionally deleted]; (g) providing such information regarding the Mortgaged Property as may be requested by the Rating Agencies or otherwise required in connection with the formation of a REMIC, including, without limitation, recertified or updated Appraisals; and (h) amending such Borrower's organizational papers and making such other changes to the structure of such Borrower required by the Rating Agencies; provided, however, that the costs of all Securitizations to be reimbursed by Borrower shall not exceed 0.5% of the Loan Amount. If a portion of the Loan is included in a Securitization, that portion of the Loan and all of the Loan Documents and Mortgaged Property related thereto shall be severed from the balance of the Loan for all purposes. Nothing herein shall in any way limit Lender's right to sell any portion of the Loan in a transaction which is not a Securitization.

                  Section 2.15. Supplemental Mortgage Affidavits. The Liens to be created by each Mortgage are intended to encumber the Facility described therein to the full extent of the relevant Borrower's obligations under such Borrower's Note from time to time. As of the Closing Date, each Borrower shall have paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages. Notwithstanding anything contained herein to the contrary, if at any time Lender determines, based on Lender's estimation of market value and applicable law, that Lender is not being afforded the maximum amount of security available from any Facility as a direct, or indirect, result of applicable taxes not having been paid with respect to the Related Mortgage, Lender may request, and each Borrower agrees that it (i) will execute, acknowledge and deliver to Lender, immediately upon Lender's request, supplemental affidavits increasing the amount of Indebtedness for which all applicable taxes have been or are required to be paid under the Related Mortgage to an amount determined by Lender to be appropriate and (ii) will pay any and all applicable recording, intangible or similar taxes.

                              ARTICLE III

                         CONDITIONS PRECEDENT

                  Section 3.1. Conditions Precedent to the Making of the Loan.
(a) As a condition precedent to the making of the Loan, Borrowers shall have satisfied the following conditions (unless waived by Lender in accordance with Section 8.4) with respect to each Facility on or before the Closing Date:

                  (A)      Loan Documents.

                           (i)   Loan Agreement.  Borrowers shall
         have executed and delivered this Agreement to Lender.

                           (ii) Notes. Each Borrower shall have executed and delivered to Lender such Borrower's Note.

                           (iii) Mortgages. Each Borrower shall have executed and delivered to Lender the Related Mortgage with respect to such Borrower's Facility and the Mortgages shall have been filed of record in the appropriate filing offices in the jurisdictions in which the respective Facilities are located or irrevocably delivered to a title agent for such recordation.

                           (iv) Assignments of Leases. Each Borrower shall have executed and delivered to Lender the Related Assignment of Leases with respect to such Borrower's Facility and the Assignments of Leases shall have been filed of record in the appropriate filing offices in the jurisdictions in which the respective Facilities are located or irrevocably delivered to a title agent for such recordation.

                           (v) Assignments of Agreements. Each Borrower shall execute and deliver to Lender the Related Assignment of Agreements with respect such Borrower's Facility and the Assignments of Agreements shall, to the extent prudent pursuant to local practices, have been filed of record in the appropriate filing offices in the jurisdictions in which the respective Facilities are located or irrevocably delivered to a title agent for such recordation.

                           (vi) Financing Statements. Each Borrower shall have executed and delivered to Lender all financing statements required by Lender and such financing statements shall have been filed of record in the appropriate filing offices in each of the appropriate jurisdictions or irrevocably delivered to a title agent for such recordation.

                           (vii) Manager's Subordination. Each Borrower and Manager shall have executed and delivered to Lender the Manager's Subordinations.

                           (viii)   Cash Collateral Account Agreement.
         Each Borrower and the Bank shall have executed and delivered a CC Account Agreement and shall have delivered an executed copy of such agreement to Lender.

                  (B) Opinions of Counsel. In addition, Lender shall have received from Schepisi & McLaughlin, counsel to the Borrowers, a legal opinion in substantially the form attached hereto as Exhibit J, from Florida real estate counsel to the relevant Borrower, its legal opinion in substantially the form attached hereto as Exhibit J, and a non-consolidation opinion from Dechert Price & Rhoads and such other opinions as Lender may request. Each of such legal opinions will be addressed to Lender and the Rating Agencies, dated as of the Closing Date, and in form and substance satisfactory to Lender, the Rating Agencies and their counsel. Each Borrower hereby instructs such counsel to deliver to Lender such opinions addressed to Lender and the Rating Agencies.

                  (C) Secretary's Certificate. Lender shall have received, with respect to each Borrower, a Secretary's Certificate.

                  (D) Insurance. Lender shall have received certificates of insurance demonstrating insurance coverage in respect of the Facilities of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Related Mortgages. Such certificates shall indicate that Lender is an additional insured as its interests may appear and shall contain a loss payee endorsement in favor of Lender with respect to the property policies required to be maintained under the Related Mortgages. All insurance policies required to be maintained hereunder shall be maintained from the Closing Date throughout the term of this Agreement in the types and amounts required under the Related Mortgages.

                  (E) Lien Search Reports. Lender shall have received satisfactory reports of UCC (collectively, the "UCC Searches"), federal tax lien, state tax lien, judgment and pending litigation searches conducted by a search firm acceptable to Lender. Such searches shall have been received in relation to each Borrower, each Operator, if any, and each owner of each Facility (or any portion thereof) immediately prior to the acquisition of such Facility by the relevant Borrower and each Operator, if any, immediately prior to the acquisition of such Facility by the relevant Borrower. Such searches shall have been conducted in each of the locations designated by Lender in Lender's discretion and shall be dated not more than 45 days prior to the Closing Date.

                  (F) Title Insurance Policies. Lender shall have received (i) Title Insurance Policies or marked up commitments (in form and substance satisfactory to Lender in Lender's discretion) from Title Insurer to issue the Title Insurance Policies and (ii) a fully executed copy of the Title Instruction Letter from the Title Insurer in the form attached hereto as Exhibit R.

                  (G) Environmental Matters. Lender shall have received an Environmental Report with respect to each Facility, addressed to Lender, which Environmental Reports shall be acceptable to Lender in Lender's sole discretion and shall otherwise show no adverse environmental condition on the Facilities, such Environmental Reports to be conducted by an Independent environmental Engineer.

                  (H) Consents, Licenses, Approvals. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrowers under, and the validity and enforceability of, the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

                  (I) Additional Matters. Lender shall have received such other Permits, certificates (including certificates of occupancy reflecting the use of each Facility as of the Closing Date), opinions, documents and instruments (including, without limitation, written proof from the appropriate Governmental Authority regarding the zoning of each Facility in substantially the form attached hereto as Exhibit S and letters from the applicable utility companies confirming the availability of adequate utilities relating to each Facility) relating to the Loan as may have been requested by Lender, and all other documents and all legal matters in connection with the Loan shall be satisfactory in form and substance to Lender.

                  (J) Representations and Warranties. The representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects.

                  (K)      [Intentionally Deleted]

                  (L) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in a material adverse effect upon the making or repayment of the Loan or the consummation of the Transactions.


                  (M) Survey. Lender shall have received a Survey with respect to each Facility which Survey shall be satisfactory to Lender in Lender's discretion.

                  (N) Engineering Report. Lender shall have received an Engineering Report with respect to each Facility prepared by an Engineer (addressed to Lender) and which reports shall be acceptable to Lender in Lender's discretion and shall show no adverse property or structural condition.

                  (O) Appraisal. If Lender shall so request, Lender shall have received an Appraisal with respect to each Facility.

                  (P) Service Contracts. Each Borrower shall have delivered to Lender a copy of each material service contract and Permit affecting such Borrower's Facility.

                  (Q) Site Inspection. Unless waived by Lender in accordance with Section 8.4, Lender shall have performed, or caused to be performed on its behalf, an on-site due diligence review of each Facility to be acquired with the Loan satisfactory to Lender in Lender's sole discretion.

                  (R) Nursing Homes. The Facilities shall be operating only as nursing homes.

                  (S) Financial Information. Lender shall have received all financial information (which financial information shall be satisfactory to Lender in Lender's sole discretion) relating to each Facility which (i) the relevant Borrower received from the seller of the Facility or (ii) which relates to the relevant Borrower's ownership of the Facility which shall include any financial statements, operating statements, census data, rent roll and resident mix.

                  (T) Management Agreement. Lender shall have received the Management Agreement with respect to each Facility.

                  (U) Leases; Tenant Estoppels. With respect to each Facility, the relevant Borrower shall have delivered a true and correct rent roll and a copy of each of the Leases identified in such rent roll, and with respect to any Lease, evidence satisfactory to Lender that each such Lease is in full force and effect, including, but not limited to, an originally executed tenant estoppel certificate from each such tenant in form and substance satisfactory to Lender.

                  (V) Subdivision. Evidence satisfactory to Lender (including title endorsements) that the Land with respect to each Facility constitutes a separate lot for real estate tax and assessment purposes.

                  (W) Transaction Costs. Borrowers shall have paid or caused to be paid all Transaction Costs.

                  (X) Master Lease. With respect to the Norwood Facility,

         Norwood shall have executed and delivered a true and correct copy of the Master Lease in form and substance satisfactory to Lender.

                  (b) Lender shall not make the Loan unless and until each of the applicable conditions precedent set in Section 3.1 is satisfied.

                  (c) In connection with the Loan, Borrowers shall execute and/or deliver to Lender all additions, amendments, modifications and supplements to the Loan Agreement and the organizational materials of Borrowers set forth in this Article III, including without limitation, amendments, modifications and supplements to the Notes, Mortgages, Assignments of Leases, Assignments of Agreements, and Manager's Subordinations, if requested by Lender to effectuate the provisions hereof, and to provide Lender with the full benefit of the security intended to be provided under the Loan Documents. Without in any way limiting the foregoing, such additions, modifications and supplements shall include those deemed desirable by Lender's counsel in the jurisdiction in which the relevant Facility is located.

                  (d) The making of the Loan shall constitute, without the necessity of specifically containing a written statement to such effect, a confirmation, representation and warranty by the relevant Borrower to Lender that all of the applicable conditions to be satisfied in connection with the making of the Loan have been satisfied (unless waived by Lender in accordance with Section 8.4,) and that all of the representations and warranties of the Borrowers set forth in the Loan Documents are true and correct as of the date of the making of the Loan.

                  Section 3.2. Form of Loan Documents and Related Matters. The Loan Documents and all of the certificates, agreements, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to Lender, and shall be satisfactory in form and substance to Lender (unless the form thereof is prescribed herein).

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  Section 4.1.  Closing Date Representations and Warranties.

                  (a)  [Intentionally deleted]


                  (b)  [Intentionally deleted]

                  (c) Closing Date Representations of Corporate Borrowers. Each Borrower represents and warrants, as to itself that, as of the Closing Date:


                  (A) Organization. Borrower (i) is a duly organized and validly existing corporation in good standing under the laws of the State of its formation, (ii) has the requisite corporate power and authority to carry on its business as now being conducted, and (iii) has the requisite corporate power to execute and deliver, and perform its obligations under the Loan Documents.

                  (B) Authorization. The execution and delivery by Borrower of the Loan Documents, Borrower's performance of its obligations thereunder and the creation of the security interests and Liens provided for in the Loan Documents (i) have been duly authorized by all requisite corporate action on the part of Borrower, (ii) will not violate any provision of any Legal Requirements, any order of any court or other Governmental Authority, the articles of incorporation or by-laws of Borrower or any indenture or material agreement or other instrument to which Borrower is a party or by which Borrower is bound,
         (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower pursuant to, any such indenture or material agreement or instrument and (iv) have been duly executed and delivered by Borrower. Other than those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of the Loan Documents.

                  (C)      Single-Purpose Entity.

                           (i) Borrower at all times since its formation has been, and will continue to be, a duly formed and existing corporation, and following an amendment to its articles of incorporation prior to the Closing Date will be and will continue to be, a Single-Purpose Entity.

                           (ii) Borrower at all times since its formation has complied, and will continue to comply, with the provisions of its articles of incorporation, and the laws of the State of its formation relating to corporations.

                           (iii) All customary formalities regarding the corporate existence of Borrower have been observed at all times since its formation and will continue to be observed.


                           (iv) Borrower has been at all times since its formation and will continue to be adequately capitalized in light of the nature of its business.

                  (d) Closing Date Borrower Representations and Warranties. Each Borrower represents and warrants, as to itself and its Facility, that, as of the Closing Date:

                  (A) Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the knowledge of Borrower, threatened against Borrower or its Facility, which actions, suits or proceedings, if determined against Borrower or its Facility, might result in a Material Adverse Effect.

                  (B) Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or its Facility is bound.

                  (C) No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower's assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

                  (D) Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in the Loan Documents or in any other document or certificate delivered to Lender contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect the business, operations or condition (financial or otherwise) of Borrower.

                  (E) Location of Chief Executive Offices. The location of Borrower's principal place of business and chief executive office is the Borrower's Facility.

                  (F) Compliance. Borrower, its Facility and Borrower's use thereof and operations thereat comply in all material respects with all applicable Legal Requirements, including without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which is reasonably likely to have a Material Adverse Effect.

                  (G) Other Debt and Obligations. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party incurred in the ordinary course of business relating to the ownership and operation of its Facility or by which Borrower or its Facility is bound, other than unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of its Facility which are paid within sixty (60) days of the date incurred, except for outstanding trade payables existing as of the Closing Date which do not require payment within sixty (60) days, and other than obligations under the Related Mortgage and the other Loan Documents. Borrower has not borrowed or received other debt financing that has not been heretofore repaid in full and Borrower has no known material contingent liabilities.

                  (H) ERISA. Each Plan, and, to the knowledge of Borrower, each

         Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, its terms and the applicable provisions of ERISA, the Code and any other federal or state law, and no event or condition has occurred and is continuing as to which Borrower would be under an obligation to furnish a report to Lender under Section 5.1(T).

                  (I) Solvency. Borrower (i) has not entered into this Loan Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated hereby, the fair saleable value of Borrower's assets exceeds and will, immediately following the execution and delivery of this Agreement, exceed Borrower's total liabilities, including, without limitation, subordinated, unliquidated or disputed liabilities or Contingent Obligations. The fair saleable value of Borrower's assets is and will, immediately following the execution and delivery of this Agreement, be greater than Borrower's probable liabilities, including the maximum amount of its Contingent Obligations or its debts as such debts become absolute and matured. Borrower's assets do not and, immediately following the execution and delivery of this Agreement, will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, Contingent Obligations and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

                  (J) Not Foreign Person. Borrower is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

                  (K) Enforceability. The Loan Documents are the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their terms, subject to bankruptcy, insolvency and other limitations on creditors' rights generally and to equitable principles and the other matters described in the opinions delivered pursuant to Section 3.1.

                  (L) Investment Company Act; Public Utility Holding Company Act. Borrower is not (i) an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

                  (M) No Defaults. No Default or Event of Default exists under or with respect to any Loan Document.

                  (N) Labor Matters. Except for the Northfield Manor Nursing Home and The Heritage at Norwood, Borrower is not a party to any collective bargaining agreements. No collective bargaining agreement will have a Material Adverse Effect, and all obligations which accrued under any collective bargaining agreement prior to the date hereof have been satisfied in full without exception.

                  (O) Title to the Mortgaged Property. Borrower owns good, marketable and insurable fee simple title to its Facility, free and clear of all Liens, other than the Permitted Encumbrances applicable to its Facility. Except as disclosed in writing to Lender, there are no outstanding options to purchase or rights of first refusal affecting its Facility. The Permitted Encumbrances do not and will not materially and adversely affect (i) the ability of Borrower to pay in full all sums due under its Note in a timely manner or (ii) the use of such Borrower's Facility for the use currently being made thereof, the operation of its Facility as currently being operated or the value of its Facility.

                  (P) Use of Proceeds; Margin Regulations. Borrower will use the proceeds of the Loan for the purposes described in Section 2.2. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements.

                  (Q) Financial Information. All historical financial data concerning Borrower and its Facility that has been delivered by Borrower to Lender is true, complete and correct in all material respects. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no material adverse change in the financial position of Borrower, its Facility, or in the results of operations of Borrower. Borrower has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which might materially adversely affect its business operations or its Facility.

                  (R) Condemnation. No Taking has been commenced or, to Borrower's knowledge, is contemplated with respect to all or any portion of its Facility or for the relocation of roadways providing access to its Facility.

                  (S) Other Debt. Except for unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of its Facility which are paid within sixty (60) days of the date incurred, except for outstanding trade payables existing as of the Closing Date which do not require payment within sixty (60) days. Borrower has not borrowed or received other debt financing whether unsecured or secured by its Facility or any part thereof.

                  (T) Utilities and Public Access. Borrower's Facility has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities as are adequate for full utilization of its Facility for its current purpose. Except as otherwise disclosed by the Surveys, all public utilities necessary to the continued use and enjoyment of Borrower's Facility as presently used and enjoyed are located in the public right-of-way abutting the premises, and all such utilities are connected so as to serve such Facility without passing over other property. All roads necessary for the full utilization of Borrower's Facility for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit such Facility.

                  (U) Environmental Compliance. Except for matters set forth in the "Summary" sections of the Environmental Reports delivered to Lender in connection with the Loan (true, correct and complete copies of which have been provided to Lender by Borrower):

                           (i) Borrower and its Facility are in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by Borrower of and compliance with all environmental, health and safety permits, licenses and other governmental authorizations required in connection with the ownership and operation of such Facility under all Environmental Laws, except where the failure to comply with such laws is not reasonably likely to result in a Material Adverse Effect.

                           (ii) There is no Environmental Claim pending or, to Borrower's knowledge, threatened, and no penalties arising under Environmental Laws have been assessed, against Borrower, its Facility or against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law, and no investigation or review is pending or, to the knowledge of Borrower, threatened by any Governmental Authority, citizens group, employee or other Person with respect to any alleged failure by Borrower, or its Facility to have any environmental, health or safety permit, license or other authorization required under, or to otherwise comply with, any Environmental Law or with respect to any alleged liability of Borrower for any Use or Release of any Hazardous Substances or the presence, Use or Release of any Hazardous Substances at, on, in, under, or from any Facility.

                           (iii) To the knowledge of Borrower after due inquiry, there have been and are no past or present Releases of any Hazardous Substance that are reasonably likely to form the basis of any Environmental Claim against Borrower or, to Borrower's knowledge, against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law.

                           (iv) To the knowledge of Borrower after due inquiry, without limiting the generality of the foregoing, there is not present at, on, in or under the Facility, PCB-containing equipment, asbestos or asbestos containing materials, underground or aboveground storage tanks or surface impoundments for Hazardous Substances, lead in drinking water (except in concentrations that comply with all Environmental
         Laws), or lead-based paint (nor have there been any underground storage tanks present at, on, in, or under the Facility).


                           (v) No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to Borrower's Facility and, to Borrower's knowledge, no Governmental Authority has been taking or is in the process of taking any action that could subject the Facility to Liens under any Environmental Law.

                           (vi) There have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on behalf of Borrower that are in the possession or control of Borrower in relation to a Facility which have not been provided to Lender.

                           (vii) No conditions exist which would require Borrower under any Environmental Laws to place a notice on any deed to its Facility with respect to the presence, Use or Release of Hazardous Substances at, on, in, under or from its Facility and no such Facility has any such notice in its deed.

                  (V) No Joint Assessment; Separate Lots. Borrower has not and shall not suffer, permit or initiate the joint assessment of its Facility (i) with any other real property constituting a separate tax lot, and (ii) with any portion of such Facility which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to its Facility as a single lien. Borrower's Facility is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

                  (W) Assessments. Except as disclosed in the Title Insurance Policies, there are no pending or, to the knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting Borrower's Facility, nor, to the knowledge of Borrower, are there any contemplated improvements to its Facility that may result in such special or other assessments.

                  (X) Mortgage and Other Liens. The Related Mortgage creates a valid and enforceable first mortgage Lien on the Borrower's Facility, as security for the repayment of the Indebtedness, subject only to the Permitted Encumbrances applicable to that Facility. The Related Collateral Security Instrument establishes and creates a valid, subsisting and enforceable Lien on and a security interest in, or claim to, the rights and property described therein. All property covered by such Related Collateral Security Instrument is subject to a UCC financing statement filed and/or recorded, as appropriate, (or irrevocably delivered to an agent for such recordation or filing) in all places necessary to perfect a valid first priority Lien with respect to the rights and property that are the subject of such Related Collateral Security Instrument to the extent governed by the UCC. All continuations and any assignments of any such financing statements have been or will be timely filed or refiled, as appropriate, in the appropriate recording offices.


                  (Y) Enforceability. The Loan Documents executed by Borrower in connection with the Loan, including, without limitation, any Related Collateral Security Instrument, contain the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject to bankruptcy, insolvency and other limitations on creditors' rights generally and to equitable principles and the other matters described in the opinions delivered pursuant to
         Section 3.1(a)(B). Such Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor will the operation of any of the terms of the Borrower's Note, the Related Mortgage, or such other Loan Documents, or the exercise of any right thereunder, render the Related Mortgage unenforceable against Borrower, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

                  (Z) Fair Market Value. As of the Closing Date, the fair market value of the Facility with respect to which the Loan is made is equal to or greater than the Allocated Loan Amount of such Facility after giving effect to the Loan.

                  (AA) No Prior Assignment. As of the Closing Date, (i) Lender is the assignee of Borrower's interest under the Leases, and (ii) there are no prior assignments of the Leases or any portion of the Rent due and payable or to become due and payable which are presently outstanding.

                  (AB) Use of Facilities. Borrower's Facility is used exclusively as a nursing home and uses ancillary thereto.

                  (AC) Certificate of Occupancy. Borrower has obtained (in its own name, or in Manager's name), all Permits necessary to use and operate Borrower's Facility for the use described in Section 4.1(d)(AB). The use being made of Borrower's Facility is in conformity in all material respects with the certificate of occupancy and/or Permits for such Facility and any other restrictions, covenants or conditions affecting such Facility.

                  (AD) Flood Zone. Except as shown on the Surveys, Borrower's Facility is not located in a flood hazard area as defined by the Federal Insurance Administration.

                  (AE) Physical Condition. Borrower's Facility is free of material structural defects and all building systems contained therein are in good working order in all material respects subject to ordinary wear and tear, except as disclosed in the Engineering Reports.

                  (AF) Intellectual Property. All material trademarks, trade names and service marks that Borrower owns or has pending, or under which it is licensed, are in good standing and uncontested. There is no right under any trademark, trade name or service mark necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business. Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower's knowledge, there is no infringement by others of material trademarks, trade names and service marks of Borrower.

                  (AG) Nursing Home Representations.

                           (i) Compliance with Laws. Borrower and its Facility comply with all applicable federal, state and local laws, regulations, quality and safety standards, accreditation standards and requirements of the applicable state Department of Health (each a "DOH") and all other Governmental Authorities including, without limitation, those relating to the quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting.

                           (ii) Licenses. All governmental licenses, permits, regulatory agreements or other approvals or agreements necessary or desirable for the use and operation of Borrower's Facility as intended are held by the Borrower and are in full force and effect, including, without limitation, a valid certificate of need ("CON") or similar certificate, license, or approval issued by the DOH for the requisite number of beds, and approved provider status in any approved provider payment program (collectively, the "Licenses").

                           (iii) Ownership of Licenses. The Licenses, including without limitation, the CON:

                                    (a) may not be, and have not been,
         transferred to any location other than Borrower's Facility;

                                    (b) have not been pledged as collateral
         security for any other loan or indebtedness; and

                                    (c) are held free from restrictions or
         known conflicts which would materially impair the use or operation of the Borrower's Facility as intended, and are not provisional, probationary or restricted in any way.

                           (iv) Medicare and Medicaid Compliance. Borrower's Facility is in compliance with all requirements for participation in Medicare and Medicaid, including without limitation, the Medicare and Medicaid Patient and Program Protection Act of 1987. Such Facility is in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and has a current provider agreement which is in full force and effect under Medicare and Medicaid.

                           (v) Third Party Payors. There is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or non-renewal affecting Borrower or its Facility or any participation or provider agreement with any third party payor (including Medicare, Medicaid, Blue Cross and/or Blue Shield, and any

         other private commercial insurance managed care and employee assistance program) (such programs, the "Third Party Payors' Programs") to which Borrower presently is subject. All Medicaid, Medicare, and private insurance cost reports and financial reports submitted by Borrower are and will be materially accurate and complete and have not been and will not be misleading in any material respects. No cost reports for Borrower's Facility remain "open" or unsettled, except as otherwise disclosed.

                           (vi) Governmental Proceedings and Notices. Neither Borrower nor its Facility is currently the subject of any proceeding by any Governmental Authority, and no notice of any violation has been received from a Governmental Authority that would, directly or indirectly, or with the passage of time:

                                    (a) have a Material Adverse Effect on
         Borrower's ability to accept and/or retain patients or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients;

                                    (b) modify, limit or annul or result in
         the transfer, suspension, revocation or imposition of probationary use of Borrower's Licenses; or

                                    (c) affect Borrower's continued
         participation in the Medicaid or Medicare programs or any other of the Third Party Payors' Programs, or any successor programs thereto, at current rate certifications.

                           (vii) Physical Plant Standards. Borrower's Facility and the use thereof complies in all material respects with all applicable local, state and federal building codes, fire codes, health care, nursing facility and other similar regulatory requirements (the "Physical Plant Standards") and no waivers of Physical Plant Standards exist at such Facility.

                           (viii) Past Violations. Borrower's Facility has not received a "Level A" (or equivalent) violation, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against such Facility or against Borrower or against any partner, member, officer, director or stockholder of Borrower by any Governmental Authority during the last three calendar years, and there have been no violations over the past three years which have threatened such Facility's or Borrower's certification for participation in Medicare or Medicaid or the other Third Party
         Payors' Programs.

                           (ix) Audits. There are no current, pending or outstanding Medicaid, Medicare or Third Party Payors' Programs reimbursement audits or appeals pending at Borrower's Facility, and there are no years that are subject to audits.

                           (x) Recoupment. There are no current or pending Medicaid or Medicare or Third Party Payors' Programs recoupment efforts at Borrower's Facility. The Borrower is not a participant in any federal program whereby any Governmental Authority may have the right to recover funds by reason of the advance of federal funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.).

                           (xi) Pledges of Receivables. Borrower has not pledged its receivables as collateral security for any other loan or indebtedness.

                           (xii) Patient Care Agreements. There are no patient or resident care agreements with patients or residents or with any other persons which deviate in any material adverse respect from the standard form customarily used at Borrower's Facility.

                           (xiii) Patient Records. All patient or resident records at Borrower's Facility, including patient or resident trust fund accounts, are true and correct in all material respects.

                           (xiv) Management and Operating Agreements. Any existing Management Agreement with respect to Borrower's Facility is in full force and effect and is not in default by any party thereto. In the event any Management Agreement is terminated or in the event of foreclosure or other acquisition of such Facility by the Lender, neither the Borrower, the Lender, nor any subsequent operator or any subsequent purchaser must obtain a CON prior to applying for and receiving a license to operate such Facility or prior to receiving Medicare or Medicaid payments.

                  (AH) Conduct of Business. Borrower does not conduct its business "also known as," "doing business as" or under any other name other than (i) for Pompton, the "Cedar Grove Manor Nursing Home," (ii) for PVM, the "King David at West Palm Beach," (iii) for Jayber, the "Northfield Manor Nursing Home," and (iv) for Norwood, "The Heritage at Norwood" and "The Rosemont."

                  (AI) Title Insurance. Borrower's Facility is covered by either an American Land Title Association (ALTA) mortgagee's title insurance policy, or a commitment to issue such a title insurance policy, insuring a valid first lien on such Facility, which is in full force and effect and is freely assignable to and will inure to the benefit of Lender and any assignee of Lender, including but not limited to the trustee in a Securitization, subject only to the Permitted Encumbrances.

                  (AJ) Borrower's Facility is not an "industrial establishment" as defined by the Industrial Site Recovery Act, NJSA B:1K-6 et seq., as amended.

                  (AK) (i) The amount of the Note with respect to each Facility does not exceed the Tax Fair Market Value of such Facility.

                      (ii) If a Note with respect to a Facility is significantly modified prior to the closing date of a Securitization so as to result in a taxable exchange under Code ss.1001, the relelvant Borrower will, if requested by Lender, represent that the amount of such Note does not exceed the Tax Fair Market Value of such Facility as of the date of such significant modification.

                  Section 4.2. Survival of Representations and Warranties. Each Borrower agrees that (i) all of the representations and warranties of such Borrower set forth in this Agreement and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date (except as expressly otherwise provided) and (ii) all representations and warranties made by such Borrower shall survive the delivery of the Notes and continue for so long as any amount remains owing to Lender under this Agreement, the Notes or any of the other Loan Documents; provided, however, that the representations set forth in
Section 4.1(d) (U) shall survive in perpetuity. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

                  Section 5.1. Borrower Covenants. Each Borrower covenants and agrees that, from the date hereof and until payment in full of the Indebtedness (or with respect to a particular Facility, the earlier release of its Related Mortgage):

                  (A) Existence; Compliance with Legal Requirements; Insurance. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses, Permits and franchises necessary for the conduct of its business and shall comply in all material respects with all Legal Requirements and Insurance Requirements applicable to it and its Facility. Borrower shall notify Lender promptly of any written notice or order that the Borrower receives from any Governmental Authority with respect to the Borrower's compliance with such Legal Requirements relating to such Borrower's Facility and promptly take any and all actions necessary to bring its operations at such Facility into compliance with such Legal Requirements (and shall fully comply with the requirements of such Legal Requirements that at any time are applicable to its operations at such Facility) provided, that the Borrower at its expense may, after prior notice to the Lender, contest by appropriate legal, administrative or other proceedings conducted in good faith and with due diligence, the validity or application, in whole or in part, of any such Legal Requirements as long as (i) neither the applicable Collateral nor any part thereof or any interest therein, will be sold, forfeited or lost if the Borrower pays the amount or satisfies the condition being contested, and the Borrower would have the opportunity to do so, in the event of the Borrower's failure to prevail in the contest, (ii) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which the Borrower has not furnished additional security as provided in clause (iii) below, or to any risk of criminal liability, and neither the applicable Collateral nor any interest therein would be subject to the imposition of any Lien provided in clause (iii) below as a result of the failure to comply with such Legal Requirement or of such proceeding and (iii) the Borrower shall have furnished to the Lender additional security in respect of the claim being contested or the loss or damage that may result from the Borrower's failure to prevail in such contest in such amount as may be reasonably requested by the Lender but in no event less than 125% of the amount of such claim. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property necessary for the continued conduct of its business and keep its Facility in good repair, working order and condition, except for reasonable wear and use, and from time to time make, or cause to be made, all necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Related Mortgage. Borrower shall keep its Facility insured at all times, by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided herein and in the Related Mortgage.

                  (B) Impositions and Other Claims. Borrower shall pay and discharge or cause to be paid and discharged all Impositions, as well as all lawful claims for labor, materials and supplies or otherwise, which could become a Lien, all as more fully provided in, and subject to any rights to contest contained in, the Related Mortgage.

                  (C) Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which is reasonably likely to have a Material Adverse Effect.

                  (D)      Environmental Remediation.

                           (i) If any investigation, site monitoring, cleanup, removal, abatement, restoration, remedial work or other response action of any kind or nature is required pursuant to an order or directive of any Governmental Authority or under any applicable Environmental Law (collectively, the "Remedial Work"), because of or in connection with the (x) past, present or future presence, suspected presence, Release or suspected Release of a Hazardous Substance at, on, in, under or from a Facility or any portion thereof, or (y) violation of or compliance with applicable Environmental Laws, Borrower shall promptly commence and diligently prosecute to completion all such Remedial Work. In all events, such Remedial Work shall be commenced within the time period ordered or directed by such Governmental Authority or such shorter period as may be required under any applicable Environmental Law; provided, however, that Borrower shall not be required to commence such Remedial Work within the above specified time periods: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time periods would result in Borrower or such Remedial Work violating any Environmental Law or (z) if Borrower, at its expense and after prior notice to Lender, is contesting by appropriate legal, administrative or other proceedings conducted in good faith and with due diligence the need to perform Remedial Work, as long as (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither Borrower's Facility nor any part thereof or interest therein will be sold, forfeited or lost if Borrower performs the Remedial Work being contested, and Borrower would have the opportunity to do so, in the event of Borrower's failure to prevail in the contest, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither such Facility nor any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrower shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower's failure to prevail in such contest in such amount as may be reasonably requested by Lender, but in no event less than 125% of the cost of such Remedial Work and any loss or damage that may result from Borrower's failure to prevail in such contest.

                           (ii) All Remedial Work under clause (i) above shall be performed by contractors, and under the supervision of a consulting environmental Engineer, each approved in advance by Lender which approval will not be unreasonably withheld or delayed. All costs and expenses incurred in connection with such Remedial Work shall be paid by Borrower. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to), upon 30 days prior written notice to Borrower of its intention to do so, cause such Remedial Work to be performed. Borrower shall pay or reimburse Lender on demand for all Advances (as defined in the Related Mortgage) and expenses (including attorneys' fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) relating to or incurred by Lender in connection with monitoring, reviewing or performing any Remedial Work in accordance herewith.

                           (iii) Unless otherwise required by law, Environmental Laws or any Governmental Authority, Borrower shall not commence any Remedial Work under clause (i) above, nor enter into any settlement agreement, consent decree or other compromise relating to any Hazardous Substances or Environmental Laws which is reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, if the presence or threatened presence or Release of Hazardous Substances at, on, in, under, from or about Borrower's Facility poses an immediate threat to the health, safety or welfare of any Person or the environment, or is of such a nature that an immediate response is necessary, Borrower may complete all necessary Remedial Work. In such events, Borrower shall notify Lender as soon as practicable and, in any event, within three Business Days, of any action taken.

                  (E)      Environmental Matters; Inspection.

                           (i) Borrower shall not cause, allow or authorize a Hazardous Substance to be present at, on, in, under or to emanate from its Facility, or migrate from adjoining property controlled by Borrower onto or into its Facility, except under conditions permitted by applicable Environmental Laws and, in the event that such Hazardous Substances are present at, on, in, under or emanate from such Facility, or migrate onto or into such Facility, Borrower shall cause the performance of Remedial Work, removal or remediation of such Hazardous Substances, in accordance with this Agreement and Environmental Laws. Borrower shall use best efforts to prevent, and to seek the remediation of, any migration of Hazardous Substances onto or into Borrower's Facility from any adjoining property.

                           (ii) Upon prior written notice, Lender shall have the right at all reasonable times to enter upon and inspect all or any portion of any Facility, provided that such inspections shall not unreasonably interfere with the operation or the tenants, residents or occupants of such Facility. If Lender suspects that Remedial Work may be required, Lender may select or may require Borrower to select a consulting environmental Engineer satisfactory to Lender to conduct and prepare environmental reports assessing the environmental condition of the Facility. Lender shall be given a reasonable opportunity to review any reports, data and other documents or materials reviewed or prepared by the environmental Engineer. The inspection rights granted to Lender in this Section 5.1(E) shall be in addition to, and not in limitation of, any other inspection rights granted to Lender in the Loan Documents, and shall expressly include the right (if Lender suspects that Remedial Work may be required) to conduct or require Borrower to conduct soil borings, establish ground water monitoring wells and conduct other customary environmental tests, assessments and audits.

                           (iii) Borrower agrees to bear and shall pay or reimburse Lender on demand for all sums advanced and expenses incurred (including attorneys' fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) relating to, or incurred by Lender in connection with, the inspections and reports described in this Section 5.1(E) in the following situations:

                           (x) If Lender has reasonable grounds to believe, at
                  the time any such inspection is ordered, that there exists an occurrence or condition that could lead to an Environmental Claim;

                           (y) If any such inspection reveals an occurrence or
                  condition that could lead to an Environmental Claim; or

                           (z) If an Event of Default with respect to any
                  Facility exists at the time any such inspection is ordered, and such Event of Default relates to any representation, covenant or other obligation pertaining to Hazardous Substances, Environmental Laws or any other environmental matter.

                  (F) Environmental Notices. Borrower shall promptly provide notice to Lender of:

                           (i) any Environmental Claim asserted or threatened by

         any Governmental Authority or other Person with respect to any Hazardous Substance on, in, under or emanating from Borrower's Facility, which could reasonably be expected to impair the value of Lender's security interests hereunder or have a Material Adverse Effect;

                           (ii) any Environmental Claim or proceeding, investigation or inquiry commenced or threatened in writing by any Person or Governmental Authority, against Borrower, with respect to the presence, suspected presence, Release or threatened Release of Hazardous Substances from or onto, in or under any property not owned by Borrower, including, without limitation, proceedings under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. ss. 9601, et seq., which could reasonably be expected to impair the value of Lender's security interests hereunder or have a Material Adverse Effect;

                           (iii) all Environmental Claims asserted or threatened against Borrower, against any other party occupying any Facility or any portion thereof which become known to Borrower or against such Facility, which could reasonably be expected to impair the value of Lender's security interests hereunder or have a Material Adverse Effect;

                           (iv) the discovery by Borrower of any occurrence or condition on its Facility or on any real property adjoining or in the vicinity of such Facility which could reasonably be expected to lead to an Environmental Claim against Borrower or Lender which such Environmental Claim is reasonably likely to have a Material Adverse Effect; and

                           (v) the commencement or completion of any Remedial Work.

                  (G) Copies of Notices. Borrower shall immediately transmit to Lender copies of any citations, orders, notices or other written communications received from any Person or any Governmental Authority and any notices, reports or other written communications submitted to any Governmental Authority with respect to the matters described in
         Section 5.1(F).

                  (H) Environmental Claims. Lender and/or, to the extent authorized by Lender if applicable, the Deed of Trust Trustee may join and participate in, as a party if Lender so determines, any legal or administrative proceeding or action concerning a Facility or any portion thereof under any Environmental Law, if, in Lender's reasonable judgment, the interests of Lender or the Deed of Trust Trustee, will not be adequately protected by Borrower. Borrower agrees to bear and shall pay or reimburse Lender and the Deed of Trust Trustee on demand for all sums advanced and expenses incurred (including attorneys' fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) and the Deed of Trust Trustee, incurred by Lender and the Deed of Trust Trustee in connection with any such action or proceeding.


                  (I) Indemnification. Each Borrower agrees to indemnify, reimburse, defend, and hold harmless Lender and the Deed of Trust Trustee, for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, consequential damages, attorneys' fees, disbursements and expenses, and consultants' fees, disbursements and expenses including costs of Remedial Work (but excluding internal overhead, administrative and similar costs of Lender and the Deed of Trust Trustee), asserted against, resulting to, imposed on, or incurred by Lender and the Deed of Trust Trustee, directly or indirectly, in connection with any of the following, (except to the extent the same are directly and solely caused by Lender's and the Deed of Trust Trustee's gross negligence or willful misconduct):

                           (i) events, circumstances, or conditions which are alleged to, or do, form the basis for an Environmental Claim;

                           (ii) the presence, Use or Release of Hazardous Substances at, on, in, under or from any Facility which presence, Use or Release requires or would require Remedial Work;

                           (iii) any Environmental Claim against Borrower, Lender, Deed of Trust Trustee or any Person whose liability for such Environmental Claim Borrower has or may have assumed or retained either contractually or by operation of law; or

                           (iv) the breach of any representation, warranty or covenant set forth in Section 4.1(d)(U) and Sections 5.1(A),(D) through 5.1(I), inclusive.

                  Nothing in this Section 5.1(I) shall be deemed to deprive Lender of any rights or remedies provided to it elsewhere in this Agreement or the other Loan Documents or otherwise available to it under law. Borrower waives and releases Lender and any Deed of Trust Trustee from any rights or defenses Borrower may have under common law or Environmental Laws for liability arising or resulting from the presence, Use or Release of Hazardous Substances except to the extent caused by the gross negligence or willful misconduct of Lender or Deed of Trust Trustee.

                  (J) Access to Facilities. Borrower shall permit agents, representatives and employees of Lender to inspect Borrower's Facility or any part thereof at such reasonable times as may be requested by Lender upon advance notice, subject, however, to the rights of the tenants, occupants and guests of such Facility.

                  (K) Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower's condition, financial or otherwise, or of the occurrence of any Event of Default, or of the occurrence of any Default.

                  (L) Cooperate in Legal Proceedings. Except with respect to any claim by Borrowers against Lender, Borrower shall cooperate fully with Lender with respect to any proceedings before any Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, not prohibit Lender, at its election, from participating in any such proceedings.

                  (M) Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan Documents executed and delivered by Borrower.

                  (N) Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable to Lender in connection with Borrower's Facility, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys' fees and disbursements and the payment by Borrower of the expense of an Appraisal on behalf of Lender in case of a fire or other casualty affecting such Facility or any part thereof, but excluding internal overhead, administrative and similar costs of Lender) out of such Insurance Proceeds, all as more specifically provided in the Related Mortgage.

                  (O) Further Assurances. Borrower shall, at Borrower's sole cost and expense:

                           (i) upon Lender's request therefor given from time to time during the continuation of any Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to Borrower and (b) searches of title to Borrower's Facility, each such search to be conducted by search firms designated by Lender in each of the locations designated by Lender;

                           (ii) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, Appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents;

                           (iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure Borrower's Note, as Lender may require; and

                           (iv) do and execute all and such further lawful acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall require from time to time.

                  (P) Management of Mortgaged Property. (i) Borrower's Facility will be managed at all times by a Manager pursuant to a Management

         Agreement unless terminated as herein provided. Pursuant to each Manager's Subordination, Manager will agree that the applicable Management Agreement is subject and subordinate in all respects to the Lien of the Related Mortgage. Each Management Agreement shall be terminated by Borrower, at Lender's request, upon 30 days prior written notice to the relevant Borrower and Manager (a) upon the occurrence and continuance of an Event of Default, (b) if Manager commits any act which would permit termination by the relevant Borrower under the Management Agreement or (c) in the event that the Adjusted Net Operating Income for all Facilities calculated as of the end of any Interest Accrual Period, computed on the basis of the prior twelve (12) months, is less than 80% of the Base NOI for all Facilities, provided that, under a termination under clause (c), Borrower shall have thirty
         (30) days to find a replacement Manager acceptable to Lender in Lender's sole discretion. A Borrower may from time to time appoint a successor manager to manage its Facility which successor manager shall be satisfactory to Lender in Lender's discretion, as evidenced in writing. Notwithstanding the foregoing, any successor property manager selected hereunder by Lender or any Borrower to serve as Manager shall be a reputable management company having at least seven years' experience in the management of nursing homes in the state in which such Facility is located.

                           (ii) Norwood will be operated at all times by an Operator pursuant to a Master Lease unless terminated as herein provided. Such Master Lease shall be terminated by Borrower, at Lender's request, upon 30 days prior written notice to Norwood and Operator (a) upon the occurrence and continuance of an Event of Default, (b) if Operator commits any act which would permit termination by Norwood under the Master Lease or (c) in the event that the Adjusted Net Operating Income for all Facilities calculated as of the end of any Interest Accrual Period, computed on the basis of the prior twelve (12) months, is less than 80% of the Base NOI for all Facilities, provided that, under a termination under clause (c), Borrower shall have thirty
         (30) days to find a replacement Operator acceptable to Lender in Lender's sole discretion.. Norwood may from time to time appoint a successor operator to operate its Facility which successor operator shall be satisfactory to Lender in Lender's discretion, as evidenced in writing.

                  (Q) Financial Reporting.

                           (i) Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and all items of income and expense in connection with the operation of Borrower's Facility and in connection with any services, equipment or furnishings provided in connection with the operation of Borrower's Facility, whether such income or expense may be realized by Borrower or by any other Person whatsoever. Lender shall have the right from time to time at all times during normal business hours upon reasonable prior written notice to Borrower to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and continuance of an Event of Default with respect to Borrower or its Facility, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower's accounting records with respect to Borrower's Facility, as Lender shall determine to be necessary or appropriate in the protection of Lender's interest.

                           (ii) Borrower shall furnish to Lender annually, within 90 days following the end of each Fiscal Year, a complete copy of Borrower's financial statement audited by an Independent certified public accountant acceptable to Lender (Lender hereby agreeing that any "Big Six" certified public accounting firm or Kenneth Leventhal & Company shall be acceptable to Lender) in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) covering Borrower's financial position and results of operations for such Fiscal Year and containing a statement of revenues and expenses, a statement of assets and liabilities and a statement of Borrower's equity. Notwithstanding the foregoing, Borrower's annual financial statement does not need to be audited by an Independent certified public accountant for so long as Continental Health Affiliates (i) owns the same stock in Borrower as of the date hereof and (ii) provides Lender with annual financial statements audited by an Independent certified public accountant pursuant to, and in accordance with, a letter agreement by and between Continental Health Affiliates and Lender.

         Together with Borrower's annual financial statements, Borrower shall furnish to Lender an Officer's Certificate certifying as of the date thereof (x) that the annual financial statements present fairly in all material respects the results of operations and financial condition of Borrower all in accordance with GAAP, and (y) whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.

                           (iii) Borrower shall furnish to Lender, within 45 days following the end of each Fiscal Year quarter, a true, complete and correct cash flow statement with respect to Borrower's Facility for that quarter.

                           (iv) Borrower shall furnish to Lender, within 45 days after the end of each Fiscal Year quarter, an aged accounts receivable report for its Facility.

                           (v) Borrower shall furnish to Lender, within 15 Business Days after request, such further information with respect to the operation of its Facility and the financial affairs of Borrower as may be requested by Lender, including all business plans prepared for Borrower.

                           (vi) Borrower shall furnish to Lender, within 15 Business Days after request, such further information regarding any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA as may be requested by Lender.


                           (vii) Borrower shall, concurrently with Borrower's delivery to Lender, provide a copy of the items required to be delivered to Lender hereunder to the Rating Agencies, the trustee, and any servicer and/or special servicer that may be retained in conjunction with the Loan or any Securitization.

                           (viii) Borrower shall furnish or shall cause to be furnished to Lender, within five (5) days of the receipt by Borrower, Manager or Operator, if any, any and all notices (regardless of form) from any licensing and/or certifying agency that the Licenses of such Borrower's Facility or Medicare or Medicaid certification of the Facility is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend the nursing home's license or certification;

                           (ix) Borrower shall furnish to Lender, within one hundred twenty (120) Business Days after the fiscal year of the Manager and Operator, if any, compilation statements of such Manager or Operator, if any, in form and substance satisfactory to Lender, certified by the relevant chief financial officer as true and correct;

                           (x) Borrower shall furnish to Lender, within ten (10) Business Days of the date of the required filing of cost reports of Borrower's Facility with the Medicaid agency or the date of actual filing of such cost report of the Facility with such agency, whichever is earlier, a complete and accurate copy of the annual Medicaid cost report for the Facility, which will be prepared by an Independent certified public accountant or by an experienced cost report preparer acceptable to Lender, and promptly furnish Lender any amendments filed with respect to such reports and all responses, audit reports or inquiries with respect to such reports; and

                           (xi) Borrower shall furnish to Lender, within five
         (5) Business Days of receipt, a copy of any Medicare, Medicaid or other licensing agency survey or report and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Lender a copy of the plan of correction generated from such survey or report for Borrower's Facility, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or for full participation in Medicare and Medicaid for existing patients or for new patients to be admitted with Medicare or Medicaid coverage, by the date required for cure by such agency (plus extensions granted by such agency).

                           (xii) Notwithstanding anything herein to the contrary, Borrower shall furnish to Lender 1995 Unaudited Financial Statements on or before January 20, 1995.

                  (R) Conduct of Business. Borrower shall cause the operation of Borrower's Facility to be conducted at all times in a manner consistent with at least the level of operation of Borrower's Facility as of the Closing Date, including, without limitation, the following:


                           (i) to maintain or cause to be maintained the standard of operations at Borrower's Facility at all times at a level necessary to insure a level of quality for such nursing home Facility consistent with similar nursing home facilities in the same competitive market;
                           (ii) to operate or cause to be operated Borrower's Facility in a prudent manner in compliance in all material respects with applicable Legal Requirements and Insurance Requirements relating thereto and cause all licenses, Permits, and any other agreements necessary for the continued use and operation of such Facility to remain in effect; and

                           (iii) to maintain or cause to be maintained sufficient Inventory and Equipment of types and quantities at Borrower's Facility to enable Borrower or Manager to operate Borrower's Facility.

                  (S) Intentionally Omitted.

                  (T) ERISA. Borrower shall deliver to Lender as soon as possible, and in any event within ten days after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Borrower setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

                           (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

                           (ii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan;

                           (iii) the institution by PBGC of proceedings under
         Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                           (iv) the complete or partial withdrawal from a

         Multiemployer Plan by Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

                           (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;

                           (vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections; and

                           (vii) the imposition of a lien or a security interest in connection with a Plan.

                  (U) Single Purpose Entity. Borrower shall at all times be a Single Purpose Entity.

                  (V) Nursing Home Covenants. Borrower shall:

                           (1) operate Borrower's Facility in full compliance with the laws and requirements referred to in Section 4.1(d)(AG)(i);

                           (2) operate Borrower's Facility or cause Borrower's Facility to be operated in a manner such that the Licenses shall remain in full force and effect; and

                           (3) comply with all requirements for participation in Medicare and Medicaid, and shall keep in full force and effect a current provider agreement under Medicare and Medicaid.

                  (W) Trade Indebtedness. Borrower will pay its trade payables within sixty (60) days of the date incurred except for outstanding trade payables existing as of the Closing Date which do not require payment within sixty (60) days, unless Borrower is in good faith contesting Borrower's obligation to pay such trade payables in a manner satisfactory to Lender (which may include Lender's requirement that Borrower post security with respect to the contested trade payable).


                                   ARTICLE VI

                               NEGATIVE COVENANTS

                  Section 6.1. Borrower Negative Covenants. Each Borrower covenants and agrees that, until payment in full of the Indebtedness (or, with respect to any particular Facility, the earlier release of the Related Mortgage), it will not do, directly or indirectly, any of the following unless Lender consents thereto in writing:

                  (A) Liens on the Mortgaged Property. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Lien with respect to Borrower's Facility, except: (i) Liens in favor of Lender, and (ii) the Permitted Encumbrances.

                  (B) Transfer. Except as expressly permitted by or pursuant to this Agreement or the Related Mortgage, or except as otherwise approved by Lender in writing in Lender's sole discretion, allow any Transfer to occur, terminate the Management Agreement, or enter into a management contract with respect to Borrower's Facility.

                  (C) Other Borrowings. Incur, except for unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of Borrower's Facility which are paid within sixty (60) days of the date incurred, except for outstanding trade payables existing as of the Closing Date which do not required payment within sixty (60) days, create, assume, become or be liable in any manner with respect to Other Borrowings.

                  (D) Intentionally omitted.

                  (E) Change In Business. Cease to be a Single-Purpose Entity, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

                  (F) Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower's business.

                  (G) Affiliate Transactions. Enter into, or be a party to, any transaction with an Affiliate of Borrower, except (i) for a Master Lease or (ii) in the ordinary course of business and on terms which are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm's length transaction with an unrelated third party and, if the amount to be paid to the Affiliate pursuant to the transaction or series of related transactions is greater than $50,000 (determined annually on an aggregate basis) fully disclosed to Lender in advance; provided, however, that Lender hereby agrees that, provided no Event of Default shall have occurred with respect to Borrower or Borrower's Facility, and subject to the provisions of Section 5.1(P) and the relevant Manager's Subordination, nothing contained in the foregoing shall prohibit payment by Borrower of any fees or expenses to Manager in accordance with the terms of the Management Agreement, and Lender hereby consents to Manager serving as manager of Borrower's Facility; provided, further, however, that the management fees charged by Manager shall not be more than the amounts provided for in the relevant Management Agreement as of the Closing Date with respect to Borrower's Facility covered by such Management Agreement.


                  (H) Creation of Easements. Create, or permit Borrower's Facility or any part thereof to become subject to, any easement, license or restrictive covenant, other than a Permitted Encumbrance.

                  (I) Misapplication of Funds. Distribute any Rents or Money received from Accounts in violation of the provisions of Section 2.12.

                  (J) Certain Restrictions. Enter into any agreement which expressly restricts the ability of Borrower to enter into amendments, modifications or waivers of any of the Loan Documents.

                  (K) Issuance of Equity Interests. Issue or allow to be created any shareholder interests other than the shareholder interests which are outstanding or exist on the Closing Date or any security or other instrument which by its terms is convertible into or exercisable or exchangeable for any shareholder interests in Borrower.

                  (L) Assignment of Licenses and Permits. Assign or transfer any of its interest in any Permits pertaining to Borrower's Facility (except to the Manager in the ordinary course of Borrower's business), or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to Borrower's Facility without Lender's prior written consent, which consent may be granted or refused in Lender's sole discretion.

                  (M) Place of Business. Change its chief executive office or its principal place of business or place where its books and records are kept without giving Lender at least 30 days' prior written notice thereof and promptly providing Lender such information as Lender may request in connection therewith.

                  (N) Nursing Home Negative Covenants:  Borrower shall not:

                           (1) transfer the Licenses to any location other than Borrower's Facility nor shall Borrower pledge the Licenses as collateral security for any other loan or indebtedness;

                           (2) rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for Borrower's Facility;

                           (3) amend or otherwise change Borrower's Facility's authorized bed capacity and/or the number of beds approved by the DOH;

                           (4) replace or transfer all or any part of Borrower's Facility's beds to another site or location;

                           (5) jeopardize in any manner Borrower's
         participation with any Third-Party Payors' Programs to which Borrower is subject as of the Closing Date;

                           (6) pledge its receivables as collateral security for any other loan or indebtedness;


                           (7) enter into any patient or resident care agreements with patients or residents or with any other persons which deviate in any material adverse respect in the standard form customarily used at Borrower's Facility; or

                           (8) other than in the normal course of business, change the terms of any of the Third Party Payors' Programs or its normal billing payment or reimbursement policies and procedures with respect thereto (including without limitation the amount and timing of finance charges, fees and write-offs).

                                  ARTICLE VII

                                    DEFAULTS

                  Section 7.1. Event of Default. The occurrence of one or more of the following events shall be an "Event of Default" hereunder:

                           (i) if on any Payment Date the funds in any Debt Service Payment Sub-Account are insufficient to pay any relevant Required Debt Service Payment due on such Payment Date;

                           (ii) if any Borrower fails to pay the outstanding Indebtedness on the Maturity Date;

                           (iii) if on the date any payment of a Basic Carrying Cost would become delinquent, the funds in the relevant Basic Carrying Costs Sub-Account required to be reserved pursuant to Section 2.12(g)(ii) together with any funds in the relevant Cash Collateral Account not allocated to another Sub-Account are insufficient to make such payment;

                           (iv) the occurrence of the events identified elsewhere in the Loan Documents as constituting an "Event of Default";

                           (v) except as expressly permitted by the Loan Documents, a Transfer, unless the prior written consent of Lender is obtained (which consent may be withheld with or without cause in Lender's discretion);

                           (vi) if any Borrower fails to pay any other amount (other than amounts referred to in Sections 7.1(i), 7.1(ii) and 7.1(iii)) payable pursuant to this Agreement or any other Loan Document when due and payable in accordance with the provisions hereof or thereof, as the case may be, and such failure continues for ten (10) days after Lender delivers written notice thereof to any Borrower;

                           (vii) if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by any Borrower in connection with this Agreement, the Notes or any other Loan Document executed and delivered by any Borrower, shall be false in any material respect as of the date such representation or warranty was made or remade and such Borrower fails to remedy such matters as to make such representation or warranty true and correct within ten (10) days after notice to such Borrower from Lender or its successors or assigns in the case of any matter which can be remedied by the payment of a sum of money or for thirty (30) days after notice from Lender or its successors or assigns, in the case of any other matter;

                           (viii) if any Borrower or any Borrower's shareholders (other than Nomura Asset Capital Corporation) makes an assignment for the benefit of creditors;

                           (ix) if a receiver, liquidator or trustee shall be appointed for any Borrower, or any Borrower's shareholders (other than Nomura Asset Capital Corporation) or if any Borrower, or Borrower's shareholders (other than Nomura Asset Capital Corporation) shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by any Borrower, or any Borrower's shareholders (other than Nomura Asset Capital Corporation) or if any proceeding for the dissolution or liquidation of any Borrower, or any Borrower's shareholders (other than Nomura Asset Capital Corporation) shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Borrower, or such Borrower's shareholder as the case may be, upon the same not being discharged, stayed or dismissed within 90 days, or if any Borrower, or any Borrower's shareholders (other than Nomura Asset Capital Corporation) shall generally not be paying its debts as they become due;

                           (x) if any Borrower attempts to delegate its obligations or assign its rights under this Agreement, any of the other Loan Documents or any interest herein or therein, or if any Transfer occurs other than in accordance with the Related Mortgage or any other Loan Document;

                           (xi) if any provision of the articles of incorporation or bylaws of any Borrower is amended or modified in any material respect which may adversely affect Lender, or if any Borrower or Borrower's shareholder fails to perform or enforce the provisions of such organizational documents or attempts to dissolve such Borrower; or if any Borrower breaches any of its representations, warranties or covenants set forth in Sections 4.1(d)(I), 4.1(d)(K), 5.1(U), or 6.1(E).

                           (xii) if an Event of Default as defined or described in any Loan Document (other than this Agreement) occurs, whether as to any Borrower or any Facility or all or any portion of the Mortgaged Property;

                           (xiii) if any Borrower shall be in default under any of the other obligations, agreements, undertakings terms, covenants, provisions or conditions of this Agreement, the Notes, the Mortgages or the other Loan Documents, not otherwise referred to above in this

         Section 7.1, for ten (10) days after notice to such Borrower from Lender or its successors or assigns, in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender or its successors or assigns, in the case of any other default (unless otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary default under this subparagraph (xiii) is susceptible of cure but cannot reasonably be cured within such 30 day period and provided further that such Borrower shall have commenced to cure such default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period shall be extended for such time as is reasonably necessary for such Borrower in the exercise of due diligence to cure such default, but in no event shall such period exceed 180 days after the original notice from Lender;

                           (xiv) if an event or condition specified in Section 5.1(T) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any ERISA Affiliate shall incur or in the opinion of Lender shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which would constitute, in the determination of Lender, a Material Adverse Effect;

                           (xv) if an Event of Default occurs and is continuing as to any Borrower or any Operator under any Master Lease;

                           (xvi) if without Lender's prior consent (i) any Manager or Operator, if any, resigns or is removed, or (ii) the management or control of such Manager or Operator, if any, is transferred or (iii) there is any change in any Management Agreement or Master Lease for any Facility;

                           (xvii) if any Borrower shall fail to correct, within the time deadlines set by any Medicare, Medicaid or licensing agency, any deficiency that justifies either of the following actions by such agency with respect to any Facility:

                                    (i) a termination of any Medicare contract,
                           Medicaid contract or License;

                                    (ii) a ban on new admissions generally or on
                           admission of patients otherwise qualifying for Medicaid or Medicare coverage for a period greater than six (6) months;

                           (xviii) if any Facility is assessed fines or penalties in excess of $50,000 in the aggregate in any calendar year by any state or any Medicare, Medicaid, health, reimbursement or licensing agency having jurisdiction over the Borrower or the Facility.

                  Section 7.2. Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers and other remedies available to Lender against any Borrower under this Agreement, the Notes, the

Mortgages or any of the other Loan Documents executed by or with respect to any Borrower, or at law or in equity may be exercised by Lender at any time and from time to time (including, without limitation, the right to declare the outstanding principal amount, unpaid interest, Default Rate interest, Late Charges, Yield Maintenance Premium, Hedge Loss and any other amounts owing by one or more Borrowers to be immediately due and payable), without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to any Facility or all or any portion of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Notwithstanding that this Agreement may refer to a continuing Event of Default, Borrower shall have no right pursuant to this Agreement to cure any Event of Default unless this Agreement unless consented to by Lender in its sole discretion.

                  (b) In the event of the foreclosure or other action by Lender to enforce its remedies in connection with one or more of the Facilities or all or any portion of the Mortgaged Property, whether such foreclosure sale (or other remedy) yields Net Proceeds in an amount less than, equal to or more than the Allocated Loan Amount of such Facility or Mortgaged Property, Lender may, in Lender's sole discretion, apply such Net Proceeds received to repay the Indebtedness in accordance with Section 2.8, and, in such event, the remaining portion of the Indebtedness shall remain outstanding and secured by the Related Mortgage and the other Loan Documents, it being understood and agreed by the Borrowers that the Borrowers are liable for the repayment of all the Indebtedness and that any "excess" foreclosure proceeds are part of the cross-collateralized and cross-defaulted security granted to Lender pursuant to the Related Mortgage.

                  Section 7.3. Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against any Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to any Borrower, or existing at law or in equity or otherwise. Lender's rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender's sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of a Mortgage on a Facility, to the extent necessary to foreclose on other parts of the Mortgaged Property.

                                  ARTICLE VIII


                                 MISCELLANEOUS

                  Section 8.1. Survival. Subject to Section 4.2, this Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the execution and delivery by each Borrower to Lender of each Note, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of each Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder(s) of the Notes, the Mortgages and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

                  Section 8.2. Lender's Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender.

                  Section 8.3. Governing Law. (a) This Agreement was negotiated in New York, and made by Lender and accepted by each Borrower in the State of New York, and the proceeds of the Notes delivered pursuant hereto were disbursed from New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including, without limitation, matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America. To the fullest extent permitted by law, each Borrower hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Agreement and the Notes, and this Agreement and the Notes shall be governed by and construed in accordance with the laws of the State of New York pursuant to ss. 5-1401 of the New York General Obligations Law.

                  (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR EACH BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, PURSUANT TO ss. 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR IN ANY FEDERAL OR STATE COURT IN THE JURISDICTION IN WHICH THE RELEVANT COLLATERAL IS LOCATED AND EACH BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER DOES HEREBY DESIGNATE AND APPOINT SCHEPISI & MCLAUGHLIN,
ATTENTION: JOHN A. SCHEPISI AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT AND AGREES THAT SERVICE OF

PROCESS UPON SAID AGENT AT SAID ADDRESS (OR AT SUCH OTHER OFFICE AS MAY BE DESIGNATED BY EACH BORROWER FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS HEREOF) WITH A COPY TO EACH BORROWER AT ITS PRINCIPAL EXECUTIVE OFFICES,
ATTENTION: GENERAL COUNSEL, AND WRITTEN NOTICE OF SAID SERVICE OF EACH BORROWER MAILED OR DELIVERED TO EACH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON EACH BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

                  Section 8.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Notes or any other Loan Document, or consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on any Borrower shall entitle any Borrower to any other or future notice or demand in the same, similar or other circumstances.

                  Section 8.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Notes, or of any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Notes or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Notes or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

                  Section 8.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, addressed if to Lender at its address set forth on the first page hereof, and if to any Borrower at its designated address set forth on the first page hereof, or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this
Section 8.6. A copy of all notices, consents, approvals and requests directed to Lender shall be delivered concurrently to Joseph B. Heil, Esquire, Dechert Price & Rhoads, 1717 Arch Street, 4000 Bell Atlantic Tower, Philadelphia, PA 19103, Telefax Number (215) 994-2222 and a copy of all notices, consents, approvals and requests directed to any Borrower (other than statements setting forth the monthly amount payable under the Notes) shall be delivered to Schepisi & McLaughlin, P.O. Box 1313, 611 Palisades Avenue, Englewood Cliffs, NJ 07632-1313, Attention: John A. Schepisi, Telefax Number (201) 569-5350. A copy of all notices, approvals and requests directed to Lender shall be delivered concurrently to any servicer, trustee, or other agent of Lender by any Borrower as designated by Lender in writing. A notice shall be deemed to have been given:
(a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (c) in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or (d) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 8.6. A party receiving a notice which does not comply with the technical requirements for notice under this Section
8.6 may elect to waive any deficiencies and treat the notice as having been properly given. Notice to one Borrower hereunder shall be deemed to be effective notice to all other Borrowers.

                  SECTION 8.7. TRIAL BY JURY. EACH BORROWER AND LENDER, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS.

                  Section 8.8. Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                  Section 8.9. Assignment. Lender shall have the right to assign in whole or in part this Agreement and/or any of the other Loan Documents and the obligations hereunder to any Person and to participate all or any portion of the Loan evidenced hereby, including, without limitation, any servicer or trustee.

                  Section 8.10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  Section 8.11. Preferences. Lender shall have no obligation to marshal any assets in favor of any Borrower or any other party or against or in payment of any or all of the obligations of any Borrower pursuant to this Agreement, the Notes or any other Loan Document. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by any Borrower to any portion of the obligations of any Borrower hereunder. To the extent any Borrower makes a payment or payments to Lender for such Borrower's benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

                  Section 8.12. Waiver of Notice. No Borrower shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to such Borrower and except with respect to matters for which such Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to such Borrower.

                  Section 8.13. Remedies of Borrowers. In the event that a claim or adjudication is made that Lender or its agents, has acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement, the Notes, the Mortgages or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, the Borrowers agree that neither Lender nor its agents, shall be liable for any monetary damages, and Borrowers' sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

                  Section 8.14. Exculpation as to Borrowers' Shareholders. Notwithstanding anything herein or in any other Loan Document to the contrary, except as otherwise set forth in this Section 8.14 to the contrary, Lender shall not enforce the liability and obligation of any Borrower to perform and observe the obligations contained in this Agreement, the Notes, the Mortgages or any of the other Loan Documents executed and delivered by any Borrower by any action or proceeding wherein a money judgment shall be sought against any Borrower's shareholders, except that Lender may pursue any power of sale, bring a foreclosure action, action for specific performance, action for money judgment, or other appropriate action or proceeding (including, without limitation, to obtain a deficiency judgment) against such shareholders solely for the purpose of enabling Lender to realize upon (i) intentionally omitted, (ii) the Borrower's interest in the Mortgaged Property, (iii) the Rents and Accounts arising from Borrower's Facility to the extent (x) received by each Borrower, the Manager or Operator, if any, after the occurrence and continuance of an Event of Default or (y) distributed to the Borrower or Operator, if any, or its shareholders during or with respect to any period for which Lender did not receive the full amounts it was entitled to receive as prepayments of the Loan pursuant to Section 2.7 (all Rents and Accounts covered by clauses (x) and (y) being hereinafter referred to as the "Recourse Distributions") and (iv) any other collateral given to Lender under the Loan Documents ((i), (ii), (iii) and (iv) collectively, the "Default Collateral"); provided, however, that any judgment in any such action or proceeding shall be enforceable only to the extent of any such Default Collateral. The provisions of this Section 8.14 shall not, however, (a) impair the validity of the Indebtedness evidenced by the Loan Documents or in any way affect or impair the Liens of the Mortgages or any of the other Loan Documents or the right of Lender to foreclose the Mortgages following an Event of Default and continuance thereof; (b) impair the right of Lender to name any Person as a party defendant in any action or suit for judicial foreclosure and sale under any of the Mortgages; (c) affect the validity or enforceability of the Notes, the Mortgages or the other Loan Documents; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignments of Leases, the Assignments of Agreements, or the Manager's Subordinations; (f) impair the right of Lender to bring suit for actual damages, losses and costs resulting from fraud or intentional misrepresentation by any Borrower or Operator, if any, or any shareholder of Borrower (each a "Borrowing Party"), in connection with this Agreement, the Notes, the Mortgages or the other Loan Documents; (g) impair the right of Lender to obtain the Recourse Distributions received by any Borrowing Party, to the extent any such Recourse Distributions have actually theretofore been distributed to such Borrowing Party (h) impair the right of Lender to bring suit with respect to any misappropriation of security deposits or Rents collected more than one month in advance; (i) impair the right of Lender to obtain Insurance Proceeds or Condemnation Proceeds due to Lender pursuant to the Mortgages; (j) impair the right of Lender to enforce the provisions of Sections 4.2(c)(J) or 5.1(D)-(I) even after repayment in full by the Borrowers of the Indebtedness; (k) prevent or in any way hinder Lender from exercising, or constitute a defense, or counterclaim, or other basis for relief in respect of the exercise of, any other remedy against any or all of the Collateral securing the Notes as provided in the Loan Documents; (l) impair the right of Lender to bring suit with respect to any misapplication of any funds; (m) intentionally omitted; or (n) impair the right of Lender to sue for, seek or demand a deficiency judgment against any Person solely for the purpose of foreclosing the Mortgaged Property or any part thereof, or realizing upon the Default Collateral; provided, however, that any such deficiency judgment referred to in this clause (n) shall be enforceable only to the extent of any of the Default Collateral. The provisions of this Section 8.14 shall be inapplicable to any Borrowing Party if any petition for bankruptcy, reorganization or arrangement pursuant to federal or state law shall be filed by, consented to or acquiesced in by or with respect to any Borrower, or if any Borrower shall institute any proceeding for the dissolution or liquidation of such Borrower, or if any Borrower shall make an assignment for the benefit of creditors, in which event Lender shall have recourse against all of the assets of such Borrower and the interests in such Borrower owned by, and the Recourse Distributions received by, such Borrower's shareholders. Notwithstanding the foregoing, in the event a Facility is released from the lien created by the Related Mortgage, the Borrower who owns such Facility shall be released in all respects from any further liability with respect to the Loan other than any further liability for certain kinds of environmental matters arising under Sections 4.2(c)(J) or 5.1(D)-(I) as the same applies to such Facility.

                  Section 8.15. Exhibits Incorporated. The information set forth on the cover, heading and recitals hereof, and the Exhibits attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

                  Section 8.16. Offsets, Counterclaims and Defenses. Any assignee of Lender's interest in and to this Agreement, the Notes, the Mortgages and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loan, this Agreement, the Notes, the Mortgages and the other Loan Documents which any Borrower may otherwise have against any assignor, and no such unrelated counterclaim or defense shall be interposed or asserted by any Borrower in any action or proceeding brought by any such assignee upon this Agreement, the Notes, the Mortgages and other Loan Documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by each Borrower.

                  Section 8.17. No Joint Venture or Partnership. The Borrowers and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between any Borrower and Lender nor to grant Lender any interest in the Mortgaged Property other than that of mortgagee or lender.

                  Section 8.18. Waiver of Marshalling of Assets Defense. To the fullest extent that any Borrower may legally do so, each Borrower waives all rights to a marshalling of the assets of such Borrower, and others with interests in such Borrower, and of the Mortgaged Property, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of its Facility for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender or Deed of Trust Trustee to the payment of the Indebtedness out of the Net Proceeds of the Facility in preference to every other claimant whatsoever.

                  Section 8.19. Waiver of Counterclaim. Each Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

                  Section 8.20. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of the Notes, the Mortgages or any of the other Loan Documents, the provisions of this Agreement shall prevail. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

                  Section 8.21. Brokers and Financial Advisors. The Borrowers and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except for Peregrine Mortgage Company, Inc., Love Funding Corporation and Arcadia Capital Corp. The Lender shall pay the fees of Peregrine Mortgage Company, Inc. and Love Funding Corporation ("Lender's Brokers") pursuant to a separate agreement with each. The Borrowers shall pay the fees of Arcadia Capital Corp. ("Borrowers' Broker") pursuant to a separate agreement with such party. The Borrowers hereby agree to indemnify and hold the Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person (other than Lender's Brokers) that such Person acted on behalf of the indemnifying party in connection with the transactions contemplated herein. The Lender hereby agrees to indemnify and hold harmless the Borrowers from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person (other than Borrowers' Broker) that such Person acted on behalf of the indemnifying party in connection with the transactions contemplated herein. The provisions of this Section 8.21 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

                  Section 8.22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                  Section 8.23. Estoppel Certificates. Each Borrower and Lender each hereby agree at any time and from time to time upon not less than 15 days prior written notice by a Borrower or Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Default or Event of Default has occurred and is then continuing and, if so, specifying each such Default or Event of Default; provided, however, that it shall be a condition precedent to Lender's obligation to deliver the statement pursuant to this Section 8.23, that Lender shall have received, together with such Borrower's request for such statement, an Officer's Certificate stating that no Default or Event of Default exists as of the date of such certificate (or specifying such Default or Event of Default).

                  Section 8.24. Payment of Expenses. Borrowers shall, whether or not the Transactions are consummated, pay all Transaction Costs, which shall include, without limitation, out-of-pocket costs, expenses, and disbursements of Lender and its attorneys, accountants and other contractors in connection with
(i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein, (ii) the creation, perfection or protection of Lender's Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches and filing and recording fees, intangibles taxes, personal property taxes, mortgage recording taxes, third party due diligence expenses, travel expenses, accounting firm fees, costs of the Appraisals, Environmental Reports (and an environmental consultant), and the Engineering Reports), (iii) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents, and (iv) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any restructuring or rescheduling of the Indebtedness.

                  Section 8.25. Bankruptcy Waiver. Each Borrower hereby agrees that, in consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in the event such Borrower shall (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended, (ii) be the subject of any order for relief issued under Title 11 of the U.S. Code, as amended, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or law relating to bankruptcy, insolvency or other relief of debtors,
(iv) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator or (v) be the subject of any order,

judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors, the automatic stay provided by the Federal Bankruptcy Code shall be modified and annulled as to Lender, so as to permit Lender to exercise any and all of its remedies, upon request of Lender made on notice to such Borrower and any other party in interest but without the need of further proof or hearing. No Borrower nor any Affiliate of any Borrower shall contest the enforceability of this Section 8.25.

                  Section 8.26. [Intentionally Deleted].

                  Section 8.27. Entire Agreement. This Agreement, together with the Exhibits hereto and the other Loan Documents constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement, the Exhibits hereto and the other Loan Documents and supersedes all prior agreements, understandings and negotiations between the parties.

                  Section 8.28 Cross Collateralization. Without limitation to any other right or remedy provided to Lender in this Agreement or any of the other Loan Documents, each Borrower covenants and agrees that upon the occurrence and continuance of an Event of Default, (i) Lender shall have the right to pursue all of its rights and remedies in one proceeding, or separately and independently in separate proceedings which it, as Lender, in its sole and absolute discretion, shall determine from time to time, (ii) Lender is not required to either marshall assets, sell Collateral in any inverse order of alienation, or be subjected to any "one action" or "election of remedies" law or rule, (iii) the exercise by Lender of any remedies against any Collateral will not impede Lender from subsequently or simultaneously exercising remedies against any other Collateral, (iv) all Liens and other rights, remedies and privileges provided to Lender in this Agreement and in the other Loan Documents or otherwise shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and all Collateral has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Loan and
(v) such Borrower's Facility shall be security for the payment and performance of all obligations of all Borrowers hereunder, and (vi) each Borrower shall be jointly and severally liable for payment of the Indebtedness and performance of the obligations under the Loan Documents.

                  Section 8.29. Limitation of Interest. It is the intent of each Borrower and Lender in the execution of this Loan Agreement and all the other Loan Documents to contract in strict compliance with the usury laws governing the Loan. In furtherance thereof each Borrower and Lender stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the Maximum Rate. Each Borrower or any endorser or other party now or hereafter becoming liable for the payment of the relevant Note and shall never be required to pay interest on the relevant Note at a rate in excess of the Maximum Rate, and the provisions of this Section 8.29 shall control over all other provisions of the relevant Note and any other Loan Document which may be in apparent conflict herewith. In the event any holder of a Note shall collect monies that are deemed to constitute interest and that would otherwise increase the effective interest rate on the relevant Note to a rate in excess of the Maximum Rate, all such sums deemed to constitute interest in excess of the Maximum Rate shall be applied to the unpaid principal balance of the relevant Note and if in excess of such balance, shall be immediately returned to the relevant Borrower upon such determination.

                  Section 8.30 [Intentionally Deleted.]

                  Section 8.31. Indemnification. Borrowers shall indemnify and hold Lender and each of its affiliates (including its officers, directors, partners, employees and agents and each other person, if any, controlling Lender or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) (each, including Lender, an "Indemnified Party") harmless against any and all losses, claims, damages, costs, expenses (including the fees and disbursements of outside counsel retained by any such person) or liabilities in connection with, arising out of or as a result of the transactions and matters referred to or contemplated by this Agreement, except to the extent that it is finally judicially determined that any such loss, claim, damage, cost, expense or liability results from the gross negligence or bad faith of such Indemnified Party or any of its agents or representatives. In the event that any Indemnified Party becomes involved in any action, proceeding or investigation in connection with any transaction or matter referred to or contemplated in this Agreement, the Borrowers shall periodically reimburse any Indemnified Party upon demand therefor in an amount equal to its reasonable outside legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other expenses are the subject of indemnification hereunder.

                  Section 8.32. Borrowers' Acknowledgments. Each Borrower hereby acknowledges to and agrees with Lender that (i) the scope of Lender's business is wide and includes, but is not limited to, financing real estate financing, investment in real estate and other real estate transactions which may be viewed as adverse to or competitive with the business of such Borrower or its Affiliates and (ii) such Borrower has been represented by competent legal counsel and has consulted with such counsel prior to executing this Loan Agreement and any of the other Loan Documents.

                  Section 8.33. Lender as Shareholder. Each Borrower acknowledges that Lender is a shareholder of such Borrower and that Lender in its capacity as shareholder has no fiduciary duty to such Borrower to take any action or refrain from taking any action hereunder or under any of the Loan Documents.

                  Section 8.34. Release of Acreage at Norwood Facility. Provided that no Default has occurred and that no Event of Default has occurred, Norwood may obtain a partial release of approximately three (3) acres of raw land (the "Released Land") encumbered by the Mortgage on the Norwood Facility. Norwood shall deliver to Lender: (i) not less than sixty (60) days prior written notice to the Lender, (ii) a copy of the subdivision plan of the Released Land, (iii) evidence that the Released Land will not have any material adverse effect on the value, use or operation of the Norwood Facility, (iv) a title update, bringdown and endorsement on the Norwood Facility showing no adverse change to the Title Insurance Policy delivered on the Closing Date, (v) an Officer's Certificate from Norwood certifying that the requirements set forth in this Section have been satisfied and (vi) such other certificates, documents or instruments as the Lender or the Rating Agencies may request. Norwood shall pay any and all of Lender's legal fees relating to the release of acreage at the Norwood Facility.

                      [Signatures on the following pages]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

                                            LENDER:

                                            NOMURA ASSET CAPITAL CORPORATION, a
                                            Delaware corporation



                                            By:-----------------------------
                                                Title:


                                            BORROWER:

                                            JAYBER, INC.
                                            a New Jersey corporation



                                            By:-----------------------------
                                            Name:
                                            Title:

                                            BORROWER:

                                            P.V.M. ASSOCIATES, INC.
                                            a Florida corporation



                                            By:-----------------------------
                                            Name:
                                            Title:


                  [Signatures continue on the following page]


                                            BORROWER:

                                            POMPTON AVENUE ASSOCIATES, INC.
                                            a New Jersey corporation



                                            By:-----------------------------
                                            Name:
                                            Title:


                                            BORROWER:

                                            CONTINENTAL NORWOOD HOLDINGS, INC.
                                            a New Jersey corporation

                                            By:-----------------------------
                                            Name:
                                            Title: